UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SPANSION INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

March 22, 2012

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2012 Annual Meeting of Stockholders of Spansion Inc. to be held at 915 DeGuigne, Sunnyvale, California, on Friday, May 11, 2012 at 8:00 a.m., local time. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting and provide additional information for stockholders.

During the Annual Meeting, stockholders will hear a brief presentation by Spansion and have the opportunity to ask questions. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Please vote as soon as possible. You may vote via the Internet, by telephone or by mailing a completed proxy card as an alternative to voting in person at the Annual Meeting. Voting by any of these methods will ensure your representation at the Annual Meeting.

We encourage you to sign up for electronic delivery of future proxy materials in order to conserve natural resources and help us reduce printing costs and postage fees. For more information, please see “Questions and Answers” in the Proxy Statement.

We urge you to carefully review the proxy materials and to vote FOR the director nominees, FOR Spansion’s named executive officers’ compensation and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

Please note that if you hold your shares in street name, brokers will not have discretion to vote your shares on the election of directors or the advisory vote on executive compensation. Accordingly, if you do not submit voting instructions to your broker on these matters, your shares will not be counted in determining the outcome of these matters. We encourage you to provide voting instructions to your brokers if you hold your shares in street name so that your voice is heard on these matters.

We look forward to seeing you at the Annual Meeting.

/s/ John H. Kispert

John H. Kispert President and Chief Executive Officer

SPANSION INC.

915 DeGUIGNE DRIVE

P.O. BOX 3453

SUNNYVALE, CALIFORNIA 94088

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

We will hold the 2012 Annual Meeting of Stockholders of Spansion Inc. at 915 DeGuigne Drive, Sunnyvale, California, on Friday, May 11, 2012. The meeting will start at 8:00 a.m. local time. At the Annual Meeting, our stockholders will be asked to:

1.	Elect two Class II directors to serve for a three-year term expiring at the 2015 annual meeting of stockholders;

2.	Approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission;

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

4.	Transact any other business that properly comes before the meeting and any postponement or adjournment of the Annual Meeting.

Only record holders of Common Stock at the close of business on March 15, 2012, the record date for the Annual Meeting, are entitled to receive notice of and to vote on all matters submitted to a vote of stockholders at the Annual Meeting. Stockholders present at the Annual Meeting or who have submitted a valid proxy over the Internet, by telephone or by mail will be deemed to be present in person to vote at the Annual Meeting. Stockholders are urged to read the attached proxy statement carefully for additional information concerning the matters to be considered at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who plan to attend in person are nevertheless requested to vote online, by telephone, or by signing and returning their proxy cards to make certain that their vote will be represented at the Annual Meeting should they unexpectedly be unable to attend.

By Order of the Board of Directors,

/s/ Scot A. Griffin
Scot A. Griffin Secretary

This proxy statement and accompanying proxy card are first being distributed on or about March 27, 2012.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE

ONLINE OR BY TELEPHONE, OR TO COMPLETE, SIGN AND DATE THE

ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

VOTING ONLINE, BY TELEPHONE, OR BY RETURNING YOUR PROXY CARD WILL ENSURE

THAT YOUR VOTE IS COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING.

SPANSION INC.

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

1.	Q:	WHO IS SOLICITING MY VOTE?

	A:	This proxy solicitation is being made by the Board of Directors of Spansion Inc. All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by us. Our directors, officers and other employees may solicit proxies in person, by mail, by telephone, by facsimile, through the Internet or by other means of communication, but such persons will not be specifically compensated for such services. We may also retain the services of Georgeson Inc. to assist in soliciting proxies. If we retain Georgeson, we expect to pay them a fee of approximately $7,500, plus reasonable out-of-pocket expenses.

2.	Q:	WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?

	A:	This proxy statement was first mailed to stockholders on or about March 27, 2012.

3.	Q:	WHAT MAY I VOTE ON?

	A:	Spansion stockholders may vote on the following matters:

• Holders of Class A Common Stock may vote on the election of two director nominees, Hans Geyer and Clifton Thomas Weatherford, to serve as Class A Directors on our Board of Directors; and

• Holders of Class A Common Stock and Class B Common Stock, voting together as a single class, may participate in an advisory vote on executive compensation and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

4.	Q:	HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSALS?

	A:	The Board recommends that you vote:

• FOR each of the Class II director nominees for whom you are eligible to vote;

• FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement; and

• FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

5.	Q:	WHO IS ENTITLED TO VOTE?

	A:	Stockholders as of the close of business on March 15, 2012, the Record Date, are entitled to vote on all items properly presented at the Annual Meeting for which they are eligible to vote. On the Record Date, 59,921,980 shares of Class A common stock, including 6,697,295 remaining shares held in reserve for issuance upon settlement of allowed claims of certain unsecured creditors pursuant to our plan of reorganization, and one share of our Class B Common Stock were outstanding. The Class A Common Stock and Class B Common Stock are collectively referred to herein as the “Common

Stock.” Every stockholder is entitled to one vote for each share of Common Stock held. A list of these stockholders will be available during ordinary business hours at the principal place of business of Spansion, located at 915 DeGuigne Drive, Sunnyvale, California 94085-3836, during at least the ten days immediately preceding the date of the Annual Meeting. The list of stockholders will also be available at the time and place of the Annual Meeting.

6.	Q:	HOW DO I VOTE BY MAIL?

	A:	If you complete and properly sign each proxy card you receive and return it to us in the prepaid envelope, it will be voted by one of the individuals indicated on the card (your “proxy”) as you direct.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of the director nominees, FOR the compensation of our named executive officers and FOR the ratification of the appointment of our auditors. If your shares are held by your broker, see question 12 below.

7.	Q:	CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

	A:	If you live in the United States or Canada, you may submit your proxy by following the Vote by Telephone instructions on the proxy card. If you have Internet access, you may submit your proxy from any location in the world by following the Vote by Internet instructions on the proxy card.

8.	Q:	WHO CAN ATTEND THE ANNUAL MEETING?

	A:	Only stockholders as of the Record Date, holders of proxies for those stockholders and other persons invited by us can attend. If your shares are held by your broker in “street name,” you must bring a letter from your broker or a copy of your proxy card to the meeting showing that you were the direct or indirect beneficial owner of the shares on the Record Date to attend the meeting.

9.	Q:	CAN I VOTE AT THE MEETING?

	A:	Yes. If you attend the meeting and plan to vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and have the right to vote in person at the meeting. If your shares are held by your broker in “street name,” you are considered the beneficial owner of the shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you must bring to the meeting a legal proxy from your broker showing that you were the beneficial owner of the shares on the Record Date and are authorized to vote those shares.

10.	Q:	CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD OR AFTER I HAVE VOTED BY TELEPHONE OR ELECTRONICALLY?

	A:	Yes. You may change your vote at any time before the voting concludes at the Annual Meeting by:

• Sending in another proxy with a later date by mail, telephone or over the Internet;

• Notifying our Corporate Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or

• Voting in person at the Annual Meeting.

11.	Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN STREET NAME?

	A:	If your shares are held by your broker in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. We urge you to complete this form and instruct your broker how to vote on your behalf. You can also vote in person at the Annual Meeting, but you must bring a legal proxy from the broker showing that you were the beneficial owner of your shares on the Record Date and are authorized to vote the shares.

12.	Q:	WHAT IS BROKER “DISCRETIONARY” VOTING?

A:

If you hold your shares through a broker, your broker is permitted to vote your shares on routine “discretionary” items, such as the ratification of our independent registered public accounting firm, if it has transmitted the proxy materials to you and has not received voting instructions from you on how to vote your shares before the deadline set by your broker.

However, brokers do not have the discretion to vote your shares on the election of directors or on the advisory vote on executive compensation. Accordingly, if your shares are held through a broker and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the director nominees or the advisory vote on executive compensation.

13.	Q:	WHAT IS A “QUORUM?”

	A:	A “quorum” is a majority of the outstanding shares of Common Stock issued and outstanding and entitled to vote. They may be present at the Annual Meeting or represented by proxy. There must be a quorum for the Annual Meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker “non-votes” are also considered a part of the quorum. Broker non-votes occur when a broker holding shares for a beneficial owner does not vote on a particular matter because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

14.	Q:	HOW ARE MATTERS PASSED OR DEFEATED?

A:

The director nominees receiving the highest number of affirmative votes from the stockholders of the class of stock entitled to vote for such nominee will be elected as directors up to the maximum number of directors to be elected at the meeting. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

The advisory vote on the compensation of our named executive officers’ compensation will pass if the number of votes cast in favor of it exceeds the number of votes cast against it. Because your vote is advisory, it will not be binding on the Board of Directors, the Compensation Committee or Spansion. However, the Board of Directors will review the voting results and take them into consideration when making future compensation decisions regarding Spansion’s named executive officers.

The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be ratified if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

Abstentions with regard to the advisory vote on executive compensation and the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will have the same effect as a vote against these proposals.

15.	Q:	WHO WILL COUNT THE VOTES?

	A:	Votes will be tabulated by Computershare Trust Company, N.A.

16.	Q:	HOW WILL VOTING ON ANY BUSINESS NOT DESCRIBED IN THE NOTICE OF ANNUAL MEETING BE CONDUCTED?

	A:	We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your signed proxy card gives Randy W. Furr, our Executive Vice President and Chief Financial Officer and Scot A. Griffin, our Senior Vice President, General Counsel and Secretary, or either of them, authority to vote on such matters in their discretion.

17.	Q:	HOW CAN I OBTAIN ELECTRONIC COPIES OF THE PROXY MATERIALS FOR THE 2012 ANNUAL MEETING?

	A:	This proxy statement and Spansion’s Annual Report on Form 10-K for Fiscal 2011are available electronically at the Investor Relations page of our website at www.spansion.com/2012proxy/.

18.	Q:	WHEN ARE THE STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING DUE?

	A:	In accordance with the rules of the Securities and Exchange Commission (the SEC), in order for stockholder proposals to be considered for inclusion in the proxy statement for the 2013 Annual Meeting, they must be submitted in writing to our Corporate Secretary, Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088 on or before November 27, 2012. Our bylaws provide that for directors to be nominated or other proposals to be properly presented at a stockholders meeting that are not included in our proxy statement for the 2013 Annual Meeting, notice of any such nomination or proposal must be received by us between January 11, 2013 and February 10, 2013. However, if our 2013 Annual Meeting is not within 30 days of May 11, 2013, to be timely, the notice by the stockholder must be received by our Corporate Secretary not later than the close of business on the tenth day following the day on which the first public announcement of the date of the Annual Meeting was made or the notice of the meeting was mailed, whichever occurs first. More information on our bylaws and a description of the information that must be included in the stockholder notice is included in this proxy statement beginning on page 11 under the heading “Consideration of Stockholder Nominees for Director and Other Proposals.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 11, 2012.

The proxy statement to security holders is available at www.spansion.com/2012proxy/.

ITEM 1—ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of eight directors. Our Amended and Restated Certificate of Incorporation provides that the Board of Directors consists of three classes of directors (Class I, Class II and Class III), each serving staggered three-year terms. At each annual meeting of stockholders, directors of one of the three classes will be elected for a term of three years to succeed those directors whose terms are expiring.

Our Amended and Restated Certificate of Incorporation also provides that the holders of Class A Common Stock, voting together as a separate class, are entitled to vote for all Class A directors and the holder of Class B Common Stock, voting as a separate class, is entitled to vote for all Class B directors. SLS Spansion Holdings, LLC, Silver Lake Sumeru Fund, L.P. and their respective affiliates (collectively, Silver Lake), as the beneficial owner of our Class B Common Stock, currently has the right to elect up to two Class B directors to the Board of Directors, currently Messrs. Mercadante and Shah.

Classified Board

Our Board of Directors is currently composed of the following classes of directors:

Class	Expiration	Member
Class I	2014	Keith Barnes (Class A Director) William E. Mitchell (Class A Director) Paul Mercadante (Class B Director)

Class II	2012	Hans Geyer (Class A Director) Clifton Thomas Weatherford (Class A Director)

Class III	2013	Raymond Bingham (Class A Director) John H. Kispert (Class A Director) Ajay Shah (Class B Director)

Election of Class II Directors

At the Annual Meeting, two directors will be elected for a three-year term, which expires at our 2015Annual Meeting of Stockholders, and until their successors are duly elected and qualified in accordance with our bylaws. The nominees, Hans Geyer and Clifton Thomas Weatherford, are presently members of our Board of Directors and serve as a Class A directors. See “Nominees” below. If Messrs. Geyer and Weatherford should be unable or decline to serve at the time of the Annual Meeting, the persons named as proxies on the proxy card will vote for such substitute nominee(s) as our Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by our Board of Directors. The Board of Directors has no reason to believe that the nominees will be unable or decline to serve as directors if elected.

Only the holders of Class A Common Stock may participate in the election of the Cass II directors at this Annual Meeting. The Board of Directors recommends that holders of Class A Common Stock vote in favor of the election of Messrs. Geyer and Weatherford as Class A directors. Proxies received will be voted “FOR” the nominees named below, unless marked to the contrary.

Nominees

The following Class II director nominees are standing for election by the holders of our Class A Common Stock:

Hans Geyer, age 61, has served as a Class II Director since May 10, 2010. Mr. Geyer is a member of the Audit Committee and served as a member of the Compensation Committee until August 11, 2011. Since December 2006, Mr. Geyer has been a consultant for the private equity industry. Mr. Geyer served as Corporate

Vice President and General Manager of Intel Corporation’s Storage Group from 2005 until his retirement in December 2006, and as General Manager, Networking and Storage Group from 2004 to 2005. In 1995, Mr. Geyer was elected Vice President of Intel and in 1993, was appointed Vice President of Intel’s Microprocessor Group. Mr. Geyer joined Intel in 1980 and has since held various positions, including general manager of European Operations, general manager of the 386/486 microprocessor division, general manager of the Flash memory group, and general manager of the cellular and application processor group. Prior to joining Intel, Mr. Geyer was involved in hardware and software development for intelligent and point-of-sales terminals at Siemens AG, Germany. He served as a director of Trident Microsystems, Inc. from May 2007 to February 2010. Mr. Geyer studied computer science and mathematics at the Technical University of Munich and holds a master’s degree (Diplom-Informatiker) in Computer Science. He is also an alumnus of INSEAD. Our Board of Directors has concluded that Mr. Geyer should serve on the Board based on Mr. Geyer’s extensive and significant senior leadership, extensive industry and technical experience related to Spansion’s semiconductor research and development, and his service on the boards and board committees of technology companies.

Clifton Thomas Weatherford, age 65, has served as a Class II Director since May 10, 2010. He is Chairman of the Audit Committee and also serves on the Nominating and Corporate Governance Committee. Mr. Weatherford served as Executive Vice President and Chief Finance Officer at Business Objects, a provider of business intelligence software, from September 1997 until his retirement in January 2003. Mr. Weatherford brings over 37 years in global technology expertise with senior financial positions at Business Objects, NETCOM On-Line Communication Services, Logitech, Texas Instruments, Schlumberger and Tandem Computers. Mr. Weatherford is a director at several public companies, including Tesco Corporation, an oil and gas drilling industry services company, Mellanox Technologies, a supplier of high-bandwidth computer hardware, and Guidewire Software, Inc., a provider of core system software to property/casualty insurers, as well as several private companies. Mr. Weatherford also served on the Board of Directors of Saba Software from 2003 to 2008, InfoGroup from 2007 to 2010, Synplicity from 2003 to 2008, Advanced Analogic Technologies from 2004 to 2011 and SMART Modular Technologies from 2005 to 2011. Mr. Weatherford holds a Bachelor of Business Administration degree in Finance from the University of Houston in Texas. Our Board of Directors has concluded that Mr. Weatherford should serve on the Board based on Mr. Weatherford’s extensive and significant senior leadership, industry and financial experience, and his service as a public company director on the boards and board committees of technology companies and as a public company executive.

Other Directors

The following six directors whose terms of office do not expire in 2012 will continue to serve after the Annual Meeting until such time as their respective terms of office expire and their respective successors are duly elected and qualified:

John H. Kispert, age 48, has served as a Class III Director since May 10, 2010 and shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2013. Mr. Kispert previously served as a Class A Director from February 2009 to May 2010. Mr. Kispert has served as President and Chief Executive Officer of Spansion since February 2009. Mr. Kispert also served as Interim Chief Financial Officer from April 29, 2009 through May 19, 2009. From 1995 through January 2009, Mr. Kispert served in a number of finance and operational roles at KLA-Tencor, a supplier of semiconductor manufacturing process control and yield management solutions, including serving as President and Chief Operations Officer from January 2006 to January 2009 and also serving as Executive Vice President and Chief Financial Officer from March 2000 to December 2005. In 2004, Mr. Kispert also assumed responsibility for Global Service Business, Information Technology and Human Resources at KLA-Tencor. Prior to KLA-Tencor, Mr. Kispert held several senior management positions with IBM. Mr. Kispert has served as a director of Extreme Networks, Inc., a network hardware company, since May 2009. Mr. Kispert holds a Master of Business Administration degree from the University of California, Los Angeles and a Bachelor of Arts degree in Political Science from Grinnell College. Our Board of Directors has concluded that Mr. Kispert should serve on the Board based on Mr. Kispert’s significant senior leadership, industry, financial and operational experience. In addition, as Spansion’s President and Chief Executive Officer, Mr. Kispert has direct responsibility for Spansion’s strategy and operations.

Raymond Bingham, age 66, has served as Chairman of the Board and a Class III Director since May 10, 2010 and shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2013. Mr. Bingham is the Chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Beginning on March 26, 2012, Mr. Bingham will no longer Chair the Compensation Committee but will continue to serve as a member of the Compensation Committee. Mr. Bingham has served as an Advisory Director of General Atlantic LLC, a global private equity firm, since January 2010 and a Managing Director from November 2006 to December 2009. From August 2005 to October 2006, Mr. Bingham was a self-employed private investor. He was Executive Chairman of the Board of Directors of Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from May 2004 to July 2005 and served as a director of Cadence from November 1997 to July 2005. Prior to being Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004 and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. He has served as a director and as a member of the Finance and Audit Committee of Oracle Corporation, a database software company, since November 2002, and has served as a member and Chairman of its Committee on Independence Issues since July 2003 and as a member and Chairman of its Governance Committee since August 2005. Mr. Bingham is also a director and Chairman of the board at Flextronics International Ltd., an electronics manufacturing services provider, STMicroelectronics N.V., a semiconductor manufacturing company, Dice Holdings, Inc., a supplier of specialized websites for professional communities and Fusion-io, a provider of enterprise solid-state technology and high performance I/O solutions. Mr. Bingham received a Master of Business Administration degree from the Harvard Business School and a Bachelor of Science degree in Economics (with Honors) from Weber State University. Our Board of Directors has concluded that Mr. Bingham should serve on the Board based on Mr. Bingham’s extensive and significant senior leadership, industry and financial experience, and his service as a public company director on the boards and board committees of technology companies.

Keith Barnes, age 60, has served as a Class I Director since August 11, 2011 and shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2014. Mr. Barnes serves on the Compensation Committee and beginning on March 26, 2012, Mr. Barnes will serve as Chair of the Compensation Committee. Mr. Barnes was Chairman and Chief Executive Officer of Verigy Ltd., a company that designs, manufactures, sells, and services advanced test systems and solutions for the semiconductor industry, from 2006 until he retired in July 2011. He served as Chief Executive Officer of Integrated Measurement Systems, Inc. (IMS), a manufacturer of engineering test stations and test software, from 1995 until 2001, and also as Chairman of the Board of Directors of IMS from 1998 through 2001, when it was acquired by Credence Systems Corporation. From 2003 through 2006, Mr. Barnes was Chairman and Chief Executive Officer of Electroglas, Inc. a provider of advanced wafer probers, device handlers, test floor management software and services for the semiconductor industry. Mr. Barnes currently serves on the Board of directors of JDS Uniphase Corporation and Intermec Inc. From 2004 to 2010, Mr. Barnes served on the board of directors at Cascade Microtech. Mr. Barnes was recommended as a director by a non-management director. Our Board of Directors has concluded that Mr. Barnes should serve on the Board based on his extensive industry and management experience.

Paul Mercadante, age 51, has served as a Class I Director since May 10, 2010 and shall hold office for a second term expiring at the annual meeting of stockholders to be held in 2014. Mr. Mercadante is Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Mr. Mercadante joined Silver Lake, a private equity firm, in 2007 and is a Managing Director in the firm’s middle market strategy, Silver Lake Sumeru. Previously, he was at Shah Capital Partners, a private equity firm, where he served as Operating Partner from 2004 to 2006. Prior to Shah Capital Partners, Mr. Mercadante was President of Force Computers, a leading provider of embedded computing systems, which was subsequently sold to Motorola, Inc. in 2004. Prior to his service at Force Computers, he was the Vice President of Strategic Planning for the Technology Solutions Business Unit of Solectron, an electronics manufacturing services provider that was subsequently acquired by Flextronics. Mr. Mercadante also has previous experience with SMART Modular Technologies, Rose Communications, Activision and Apex Data. Mr. Mercadante currently serves as a director of Mobile Messenger, a mobile technology solutions provider, and Primesense, a fabless semiconductor business. Mr. Mercadante also served on the Board of Directors of Ashtech, a GPS product company from 2006 to 2011,

Ingenient Technologies, a provider of embedded multimedia systems solutions, from 2005 to 2009, PulseCore, a semiconductor design company, from 2006 to 2009, and Force Computers, from 2002 to 2004. Mr. Mercadante holds a Bachelor of Arts degree in Economics from the State University of New York. Our Board of Directors has concluded that Mr. Mercadante should serve on the Board based on Mr. Mercadante’s extensive experience in private equity and finance, his technology background and his service on the boards and board committees of technology companies.

William E. Mitchell, age 68, has served as a Class I Director since May 31, 2011 and shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2014. Mr. Mitchell is also a member of the Nominating and Corporate Governance Committee. Mr. Mitchell is the managing partner of Sequel Capital Management, LLC, a private equity firm that he founded. Mr. Mitchell served as the chairman of the board of directors of Arrow Electronics, Inc. from May 2006 until December 2009, and also served as President and Chief Executive Officer of Arrow Electronics, Inc. from February 2003 to May 1, 2009. Prior to that, Mr. Mitchell was Executive Vice President of Solectron Global Services from 1999 to 2003 and was Chairman, President and Chief Executive Officer of Sequel, Inc. from 1995 to 1999 until its acquisition by Solectron. Mr. Mitchell serves on the board of directors of Brown-Forman Corporation, Humana Inc. and Rogers Corporation. Mr. Mitchell served on the board of directors of National Semiconductor until it was acquired by Texas Instruments in 2011. Mr. Mitchell received his bachelor’s degree in engineering from Princeton University and his master’s degree in engineering from the University of Michigan. Our Board of Directors has concluded that Mr. Mitchell should serve on the Board based on his experience as president and chief executive officer of a global distribution company, his experience and extensive knowledge of international business operations and his significant experience in the governance of large publicly-traded corporations.

Ajay Shah, age 52, has served as a Class III Director since May 10, 2010 and shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2013. Mr. Shah is a member of the Compensation Committee. Mr. Shah founded Shah Capital Partners in 2004 and joined the Silver Lake team in 2007 as the Managing Director to found and develop the firm’s middle market fund, Silver Lake Sumeru. Prior to founding Shah Capital, Mr. Shah founded and managed the Technology Solutions Business of Solectron Corporation, a $2 billion business. Mr. Shah was the Chief Executive Officer of SMART Modular Technologies, a company that he co-founded in 1989 and led through its public offering in 1995. He managed its growth to over $1 billion in revenues and directed its acquisition by Solectron in 1999 for over $2 billion. Mr. Shah is a director at C-MAC MicroTechnology, an electronics company, Mobile Messenger, AVI-SPL, Inc., an audio/video system design and installation company, Power-One, a high-efficiency power solutions company, and is Chairman of the Board at SMART Modular. Mr. Shah also served on the board of directors of TES Electronic Solutions from 2005 to 2011, Ashtech from 2006 to 2011, Flextronics International Ltd. from 2005 to 2009, Ingenient Technologies Inc. from 2005 to 2009, Northern California Public Broadcasting from 2003 to 2008 and PulseCore from 2006 to 2009. He is a senior fellow of the American Leadership Forum, serves on the board of The Indian School of Business, India and is a Trustee of the America India Foundation. Mr. Shah received a bachelor’s degree in Engineering from the University of Baroda and a Master of Science degree in Engineering Management from Stanford University. Our Board of Directors has concluded that Mr. Shah should serve on the Board based on Mr. Shah’s extensive experience in investing and finance, his experience in the technology industry, and his service on the boards and board committees of technology companies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

Principles of Corporate Governance

The Board of Directors has adopted Principles of Corporate Governance to address significant corporate governance issues. The Principles of Corporate Governance provide a framework for our corporate governance matters and include topics such as Board and Board Committee composition, the role and functions of the Board, the responsibilities of various Board committees and Board evaluations. The Nominating and Corporate Governance Committee is responsible for reviewing and recommending any changes on the Principles of Corporate Governance to the Board.

Director Independence

The Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the New York Stock Exchange listing standards. In February 2012, the Board reviewed the independence of each director and director nominee. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and Spansion and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate families (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of Spansion’s executive team or their affiliates. The purpose of this review was to determine whether any transactions or relationships exist that are inconsistent with a determination of director independence.

As a result of this review, the Board of Directors considered: (i) the interest and positions that Messrs. Shah and Mercadante have in Silver Lake, a private investment firm, and its affiliates and the purchase by the Company from certain investment funds managed by Silver Lake of all rights with respect to certain claims against Spansion under the Chapter 11 Cases held by the Sellers, defined below, (see “Certain Relationships and Related Transactions—Bankruptcy Claim Purchase” for more information); and (ii) Mr. Bingham’s service on the board of directors of Flextronics International Ltd., which is a customer of Spansion. The Board determined that these relationships and transactions do not conflict with the elements of independence set forth in the New York Stock Exchange listing standard. Therefore, the Board of Directors affirmatively determined that each of the following directors and director nominees is independent and has no relationship with Spansion, except as a director and stockholder of Spansion:

• Keith Barnes	• William E. Mitchell
• Raymond Bingham	• Ajay Shah
• Hans Geyer	• Clifton Thomas Weatherford
• Paul Mercadante

The Board also affirmatively determined that Mr. Kispert is not independent because he is the President and Chief Executive Officer of Spansion. In addition, the Board determined that Mr. Weatherford’s simultaneous service on the audit committees of more than three public companies does not impair his ability to effectively serve on Spansion’s Audit Committee.

Nominations for Directors

Process for Evaluating and Selecting Potential Director Candidates

Our Nominating and Corporate Governance Committee is responsible for annually identifying and recommending to the Board of Directors the nominees to be selected by the Board for each annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected) and recommending candidates to fill any vacancies on the Board (whether through the resignation of any director or through the increase in the number of directors by the Board). The Nominating and Corporate Governance Committee is also responsible for periodically assessing and developing the appropriate criteria to be utilized in evaluating potential director nominees, and communicating such criteria to the Board.

Minimum Qualifications for Director Nominees

The Nominating and Corporate Governance Committee has established the following minimum criteria for evaluating prospective candidates to be selected by the Board:

•	Reputation for integrity, strong moral character and adherence to high ethical standards;

•	Holds or has held a generally recognized position of leadership in community or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of Spansion;

•	Ability to read and understand basic financial statements and other financial information pertaining to Spansion;

•	Commitment to understand our business, industry and strategic objectives;

•

Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board committees and stockholders (taking into account the number of other company boards on which the candidate serves), and ability to generally fulfill all responsibilities as a director;

•	Willingness to represent and act in the interests of all stockholders of Spansion rather than the interests of a particular group;

•	Good health and ability to serve;

•

For prospective non-employee directors, independence under SEC rules and the New York Stock Exchange listing standards, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director; and

•	Willingness to accept the nomination to serve as a director of Spansion.

Other Factors for Potential Consideration

The Nominating and Corporate Governance Committee will also consider the following factors in connection with its evaluation of each prospective director nominee:

•	Whether the prospective director nominee will foster a diversity of skills and experiences;

•

Whether the prospective director nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable SEC rules and the New York Stock Exchange listing standards;

•

For incumbent directors standing for re-election, the director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to Spansion;

•	The number of other company Boards on which the prospective director nominee serves; and

•	Whether the prospective director nominee will add to or complement the Board’s existing strengths.

Process for Identifying, Evaluating and Recommending Director Nominees

•

The Nominating and Corporate Governance Committee initiates the process for identifying, evaluating and recommending prospective director nominees by preparing a list of potential candidates who, based on their biographical information and other information available to the Nominating and Corporate Governance Committee, appear to meet the criteria specified above and who have specific qualities, skills or experience being sought (based on input from the Board).

Outside Advisors. The Nominating and Corporate Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective director nominees.

Stockholder Suggestions for Potential Nominees. The Nominating and Corporate Governance Committee will consider suggestions of prospective director nominees from stockholders. The Nominating and Corporate Governance Committee will evaluate a prospective director nominee suggested by any stockholder in the same manner and against the same criteria as any other prospective director nominee identified by the Nominating and Corporate Governance Committee from any other source. Stockholders wishing to suggest a person to the Nominating and Corporate Governance Committee for its consideration should submit such suggestion to our Corporate Secretary at Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088, or at Corporate.Secretary@spansion.com.

Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above. For incumbent directors standing for re-election, the Nominating and Corporate Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended; level of participation, and overall contribution to Spansion; composition of the Board at that time; and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board.

Management Directors. The number of officers or employees of Spansion serving at any time on the Board should be limited such that at all times a majority of the directors is “independent” under applicable SEC rules and the New York Stock Exchange listing standards.

•

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Corporate Governance Committee and by the Chief Executive Officer.

•

Upon completion of the above procedures, the Nominating and Corporate Governance Committee shall determine the list of potential candidates to be recommended to the Board for nomination at the annual meeting.

The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Nominating and Corporate Governance Committee.

Consideration of Stockholder Nominees for Director and Other Proposals

Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors or to propose other matters for consideration at the 2013 annual meeting must be stockholders of record when they give us notice of such nomination or proposal, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice must be delivered to our Corporate Secretary or the Chair of the Nominating and Corporate Governance Committee not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting. For our 2013 annual meeting, the notice must be delivered between January 11, 2013 and February 10, 2013. However, if our 2013 annual meeting is not within 30 days of May 10, 2013, the notice must be delivered no later than the close of business on the tenth day following the earlier of the day on which the first public announcement of the date of the Annual Meeting was made or the day the notice of the meeting is mailed. The stockholder’s notice must include the following information for any person proposed to be nominated:

•	Name, age, nationality, business and residence addresses;

•	Principal occupation and employment;

•	The class and number of shares of stock owned beneficially and of record by the proposed nominee;

•	Any other information required to be disclosed in a proxy statement with respect to the proposed nominee; and

•	The proposed nominee’s written consent to being a nominee and to serving as a director if elected.

The stockholder’s notice must also include the following information for the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or other proposal is made:

•	Names and addresses;

•	The number of shares of stock owned beneficially and of record by them;

•	A description of any arrangements or understandings between them and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made;

•	A representation that they intend to appear in person or by proxy at the Annual Meeting to nominate the person named in the notice;

•	A representation as to whether they are part of a group that intends to deliver a proxy statement or solicit proxies in support of the nomination; and

•	Any other information that would be required to be included in a proxy statement.

The Chair of the Annual Meeting will announce whether the procedures in the bylaws have been followed, and if not, declare that the nomination or other proposal be disregarded.

Communications with the Board or Non-Management Directors

Interested parties who wish to communicate with Spansion’s Board of Directors or with non-management directors may send their communications in writing to our Corporate Secretary, Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088 or send an email to Corporate.Secretary@spansion.com. Spansion’s Corporate Secretary will forward these communications to our independent directors except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material. Stockholder communications will not be forwarded to the independent directors unless the stockholder submitting the communication identifies himself or herself by name and sets out the number of shares of stock he or she owns beneficially or of record.

Codes of Business Conduct and Ethics and Principles of Corporate Governance

The Board of Directors has adopted a code of conduct entitled “Code of Business Conduct,” which applies to all directors and employees and which was designed to help directors and employees resolve ethical and compliance issues encountered in the business environment. The Code of Business Conduct governs matters such as conflicts of interest, compliance with laws, confidentiality of company information, encouraging the reporting of any illegal or unethical behavior, fair dealing and use of company assets. The Board of Directors has also adopted a Code of Ethics for the Chief Executive Officer, the Chief Financial Officer, the Corporate Controller and All Other Senior Finance Executives. The Code of Ethics governs matters such as financial reporting, conflicts of interest and compliance with laws, rules, regulations and Spansion’s policies. The Board of Directors has also adopted Principles of Corporate Governance as a framework of its oversight activities devoted to protecting and advancing the long term interests of stockholders and other stakeholders.

You can access Spansion’s Code of Business Conduct, Code of Ethics and Principles of Corporate Governance at the Investor Relations page of our website at www.spansion.com or by writing to us at Corporate Secretary, Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088, or emailing us at Corporate.Secretary@spansion.com. We will provide you with this information free of charge. Please note that information contained on our website is not incorporated by reference in, or considered to be a part of, this document. We will post on our website any amendment to the Code of Ethics, as well as any waivers of the Code of Ethics, that are required to be disclosed by the rules of the SEC or the New York Stock Exchange.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors

Meetings of the Board and Committees

The Board of Directors has Audit, Compensation and Nominating and Corporate Governance Committees. The members of these committees and their chairs are recommended by the Nominating and Corporate Governance Committee and then appointed by the Board. In fiscal 2011, the Board of Directors held ten regularly scheduled and special meetings, the Audit Committee held 11 regularly scheduled and special meetings, the Compensation Committee held nine regularly scheduled and special meetings and the Nominating and Corporate Governance Committee held four regularly scheduled and special meetings. During this period, all directors attended at least 75 percent of the meetings of the Board of Directors and Board committees on which they served. Also during this period, the independent directors met without any members of Spansion’s management present. Mr. Bingham, as Chairman, presides over meetings of the Board and the independent directors. Spansion’s directors are strongly encouraged to attend the Annual Meeting of Stockholders. Mr. Kispert attended our 2011 annual stockholder meeting in person and all the other members of our Board of Directors attended our 2011 annual meeting stockholders meeting by telephone.

Board Leadership Structure

Currently, Mr. Kispert serves as President and Chief Executive Officer and Mr. Bingham, an independent director, serves as Chairman of the Board of Directors. The Board believes that Spansion and its stakeholders are best served at this time by this leadership structure because it is valuable to have strong independent leadership to assist the Board in fulfilling its role of overseeing the management of Spansion and its risk management practices separate from the CEO. However, the Principles of Corporate Governance permit the roles of the Chairman and CEO to be filled by the same or different individuals. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on Spansion’s needs and the Board’s assessment of Spansion’s leadership from time to time. The Principles of Corporate Governance provide for a lead independent director if the roles are combined.

Role of the Board in Risk Oversight

The Board of Directors, acting directly and through its committees, is responsible for the oversight of Spansion’s risk management. Spansion’s management is responsible for day-to-day risk management activities, including, without limitation, strategic, operational, financial and regulatory risks. Spansion believes that risk is inherent in innovation and the pursuit of long-term strategic goals and opportunities. The Board does not have a standing risk management committee, but rather administers this oversight function directly and through its standing committees that address risks inherent in their respective areas of oversight.

Spansion’s Chairman of the Board of Directors is independent and maintains a separate role from the Chief Executive Officer. The Board believes this structure enables the Board to benefit from enabling the Chief Executive Officer to focus on operational and strategic matters while enabling the Chairman to focus on Board process and governance matters.

The Board of Directors believes in the value of an independent board of directors. Currently, seven of the eight members of the Board of Directors are independent. This includes all members of the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee. The Board receives full reports from each committee chair regarding the committee’s considerations and actions. The independent members of the Board of Directors also meet regularly without management present.

Board Committees

Audit Committee

The Audit Committee currently consists of Mr. Weatherford, as Chair, and Messrs. Geyer and Mercadante, each of whom was determined by the Board of Directors to be financially literate and “independent” as such term is defined for Audit Committee members by the New York Stock Exchange listing standards. The Board has designated Mr. Weatherford as an “audit committee financial expert” as defined under the rules of the SEC. Mr. Weatherford serves on the audit committee of four public companies. The Board of Directors has determined that his simultaneous service on the three other committees will not impair his ability to effectively serve on our Audit Committee.

The Audit Committee assists the Board with its oversight responsibilities regarding our accounting and financial reporting processes, the audit of our financial statements, the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and the independent registered public accounting firm. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee meets alone with our financial and legal personnel, our internal auditor and with our independent registered public accounting firm, who have free access to the Audit Committee at any time. The director of our Internal Audit Department reports directly to the Chair of the Audit Committee, confers regularly with our Chief Financial Officer and serves a staff function for the Audit Committee.

Compensation Committee

The Compensation Committee currently consists of Mr. Bingham, as Chair, and Messrs. Barnes and Shah, each of whom was determined by the Board to be “independent” as such term is defined for Compensation Committee members by the New York Stock Exchange listing standards. Beginning on March 26, 2012, Mr. Barnes will serve as Chair. Mr. Geyer served as a member of the Compensation Committee until Mr. Barnes was appointed on August 11, 2011. The Board of Directors determined that Mr. Geyer was “independent” as such term is defined for Compensation Committee members by the New York Stock Exchange listing standards.

The role of the Compensation Committee is to oversee our compensation strategies and programs for our executive officers. The Compensation Committee has the authority to determine the form and amount of compensation to be paid or awarded to all our executive officers and to all other employees as delegated from time to time by the Board of Directors. The Compensation Committee’s responsibilities, among other things, include (i) reviewing and approving the corporate goals and objectives relevant to Chief Executive Officer compensation and evaluating Chief Executive Officer performance in light of those goals and objectives, (ii) reviewing and approving the corporate goals and objectives relevant to non-CEO executive officer compensation, (iii) reviewing and making recommendations to the Board of Directors with respect to the adoption and approval of, or amendments to, all umbrella cash-based plans, incentive compensation plans and equity-based compensation plans and approving for submission to stockholders all new stock option and equity compensation plans, (iv) providing oversight with respect to succession planning for the Chief Executive Officer and other executive officers, and (v) reviewing and making recommendations to the Board of Directors with respect to all forms and amounts of compensation for members of the Board of Directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Mr. Mercadante, as Chair, and Messrs. Bingham, Mitchell and Weatherford, each of whom was determined by the Board of Directors to be “independent” as such term is defined for Nominating Committee members by the New York Stock Exchange listing standards. Former board member Eugene I. Davis served as a member of the Nominating and Corporate

Governance Committee until May 31, 2011 when he retired from the Board. The Board of Directors determined that Mr. Davis was “independent” as such term is defined for Nominating Committee members by the New York Stock Exchange listing standards.

The Nominating and Corporate Governance Committee assists the Board with its oversight responsibilities regarding the identification of qualified candidates to become Board members, the selection of nominees for election as directors at the next Annual Meeting of Stockholders (or special meeting of stockholders at which directors are to be elected), the selection of candidates to fill any vacancies on the Board, the selection of Board members for each committee of the Board, the development and recommendation to the Board of a set of applicable corporate governance guidelines and principles and oversight of the evaluation of the Board. While the Committee has not established minimum criteria for evaluating prospective director candidates, in determining if candidates are qualified to become Board members, it looks for the following attributes, which, among others, the Nominating and Corporate Governance Committee deems appropriate: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience serving as a director of a privately or publicly held company; experience in our industry and with relevant social policy concerns; ability to make independent analytical inquiries; academic expertise in an area of our operations; and practical and mature business judgment. In addition, the Nominating and Corporate Governance Committee considers a number of other factors, including whether the prospective director nominee will foster a diversity of skills and experiences and will add to or complement the Board’s existing strengths. The Nominating and Corporate Governance Committee will use the same standards to evaluate all director candidates, whether or not the candidates are proposed by stockholders. There have been no material changes to the process by which stockholders can nominate directors for election to the Board.

Bylaws and Committee Charters

You can access Spansion’s bylaws and the charters of our Audit, Compensation and Nominating and Corporate Governance Committees at the Investor Relations page of our website at www.spansion.com or by writing to us at Corporate Secretary, Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088, or emailing us at Corporate.Secretary@spansion.com. We will provide you with this information free of charge. Please note that information contained on our website is not incorporated by reference in, or considered to be a part of, this document.

Mitigation of Risk Relating to Compensation

The Compensation Committee has reviewed compensation-related risks and the Committee does not believe the Company’s compensation programs encourage excessive or inappropriate risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

•

The Company structures its compensation program to consist of both fixed and variable components. The fixed (or base salary) component of its compensation program is designed to provide income independent of the Company’s stock price performance so that employees of the Company will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of compensation are designed to reward both short and long-term company performance, which we believe discourages employees from taking actions that focus only on the short-term success of the Company. For short-term performance, cash incentive awards are generally awarded based on semi-annual or annual revenue and operating income performance. For long-term performance, the Company grants various types of equity-based awards that are designed to promote the sustained success of the Company. Stock option awards generally vest over three years and are only valuable if our stock price increases over time. Performance restricted stock units will vest only if certain revenue and operating income metrics are met or exceeded. Restricted stock units generally vest over three years. The Company feels that these variable elements of compensation are a sufficient percentage of overall compensation to motivate our executives and other employees to pursue superior short and long-term corporate results, while the fixed element is also sufficiently high to discourage the taking of unnecessary or excessive risks in pursuing such results.

•

Because revenue and operating income performance are generally the measures for determining incentive award payments, the Company believes its executives and other employees are encouraged to take a balanced approach that focuses on generating corporate revenue while taking into account operating expenses. If we are not profitable at a reasonable level, there are no payouts under the incentive award program.

•

The Company’s revenue and operating income performance targets are applicable to executives and employees alike, regardless of functional group. The Company believes this encourages consistent behavior and focus across the Company, rather than establishing different performance metrics depending on an employee’s level in the Company.

•

The Company caps the funding of the cash incentive award for the Employee Incentive Plan at 200% of target, which the Company believes also discourages excessive risk taking. Even if the Company dramatically exceeds its revenue and operating income performance targets, incentive award payouts are limited. Conversely, the Company has minimum revenue and operating income targets so that revenue and profitability below a certain level (determined by the Compensation Committee) results in no incentive award payouts.

•

The Company does not cap the cash incentive award for the Sales Incentive Plan, to provide maximum incentive for the sales force to meet and exceed their revenue objectives. However, Sales employees above the Vice President level, including our Named Executive Officers, do not participate in the Sales Incentive Plan and are thus limited to the Employee Incentive Plan cap and are incentivized to balance both revenue and profitability, which the Company believes also discourages excessive risk taking within the sales force.

•

The Company has strict internal controls over the measurement and calculation of revenue and operating income, designed to keep them from being manipulated by any employee, including our executives. In addition, all employees of the Company are required to comply with our Code of Conduct, which covers among other things, accuracy in keeping the Company’s records.

•

As part of the Company’s Insider Trading Policy, the Company prohibits all hedging transactions involving Spansion stock so executives and other employees of the Company cannot insulate themselves from the effects of poor Spansion stock price performance.

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation Committee during fiscal 2011 were Messrs. Bingham, Barnes, Geyer and Shah. No member of the Compensation Committee was at any time during fiscal 2011 or at any other time an officer or employee of Spansion. No member, other than Mr. Shah, had any relationship with Spansion requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal 2011.

DIRECTOR COMPENSATION

Spansion uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. Our independent director compensation is determined by the Board of Directors acting upon the recommendation of the Compensation Committee. In setting director compensation, our Board of Directors considers, among other things, the significant amount of time that directors spend in fulfilling their duties, the skill-level required by directors and competitive market data. Directors who are also employees of Spansion, or who are otherwise determined to not be independent, receive no additional compensation for service as a director. We reimburse our directors for travel, lodging and related expenses they incur in attending Board of Directors and Board committee meetings.

Cash Compensation

During fiscal 2011, our current independent directors received fees for their services as set forth in the table below. Board retainer and meeting fees have not changed for fiscal 2012. All annual cash compensation is paid in quarterly installments.

Annual Retainer (1)	$60,000

Additional Annual Retainers
Chairperson	$60,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000
Nominating and Corporate Governance Committee Chair	$10,000

Fees for serving on a Board Committee (2)	$5,000

Fees Per Board Meeting in Excess of Ten Board Meetings (3)	$2,000

(1)	All independent directors, including directors serving as Chairperson, receive this annual retainer.
(2)	All independent directors serving on a Board Committee, excluding directors serving as Chairperson and Committee Chairs, receive this annual fee.
(3)	If in any calendar year an independent director is required to and does attend more than an aggregate of ten meetings of (i) our Board of Directors, and (ii) the specific Board committees (including ad hoc Board committees) on which he or she serves, such director will receive $2,000 for each Board of Directors or Board committee meeting attended in person, or $1,000 for each Board of Directors or Board committee meeting attended by telephone, in excess of ten meetings.

Equity-Based Incentive Compensation

Currently, each independent director receives an initial stock option award exercisable for 25,000 shares of our Class A Common Stock and an initial restricted stock unit award of 15,000 units that convert upon vesting into 15,000 shares of our Class A Common Stock. These awards are made upon the director’s appointment to our Board of Directors. In addition:

•

an independent director who serves as Chairperson of the Board will receive an additional initial stock option award exercisable for 35,000 shares of our Class A Common Stock and an additional initial restricted stock unit award of 25,000 units that convert upon vesting into 25,000 shares of our Class A Common Stock;

•

independent directors who serve as Chairs of the Audit or Compensation Committees will receive an additional initial stock option award exercisable for 30,000 shares of our Class A Common Stock and an additional initial restricted stock unit award of 10,000 units that convert upon vesting into 10,000 shares of our Class A Common Stock; and

•

an independent director who serves as Chair of the Nominating and Governance Committee will receive an additional initial stock option award exercisable for 15,000 shares of our Class A Common Stock and an additional initial restricted stock unit award of 5,000 units that convert upon vesting into 5,000 shares of our Class A Common Stock.

For each year of continued service, independent directors shall receive an annual stock option award exercisable for 20,000 shares of our Class A Common Stock and an annual restricted stock unit award of 7,500 units that convert upon vesting into 7,500 shares of our Class A Common Stock. In addition, for each year of continued service:

•

an independent director serving as the Chairperson of the Board will receive an additional annual stock option award exercisable for 30,000 shares of our Class A Common Stock and an additional annual restricted stock unit award of 12,500 units that convert upon vesting into 12,500 shares of our Class A Common Stock;

•

independent directors serving as Chairs of the Audit or Compensation Committees will receive an additional annual stock option award exercisable for 25,000 shares of our Class A Common Stock and an additional annual restricted stock unit award of 7,500 units that convert upon vesting into 7,500 shares of our Class A Common Stock; and

•

an independent director serving as Chair of the Nominating and Governance Committee will receive an additional annual stock option award exercisable for 12,500 shares of our Class A Common Stock and an additional annual restricted stock unit award of 3,750 units that convert upon vesting into 3,750 shares of our Class A Common Stock.

All annual equity-based compensation is awarded to independent directors on the first trading day in April of each year. On such day, each independent director who joined our Board of Directors at or prior to September 30 of the previous year is entitled to receive a full annual equity award, while each independent director who joined our Board between October 1 and March 31 shall receive an annual equity award prorated based on the number of months served. All equity awards vest quarterly over three years. Upon retirement from the Board, all unvested options and RSUs are cancelled. Retired directors have three months post-retirement to exercise any vested options.

Director Summary Compensation Table for Fiscal 2011

The following table provides information concerning compensation paid to or earned by each of our independent directors for fiscal 2011. Mr. Kispert, our President and Chief Executive Officer, does not receive additional compensation for his services as a director. The compensation received by Mr. Kispert as an employee of the Company is shown in the Fiscal 2011 Summary Compensation Table on page 39.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Total ($)
Raymond Bingham	167,000	501,325	625,200	1,293,525
Keith Barnes	24,464	224,550	172,723	421,737
Eugene I. Davis (3)	32,500	136,725	166,720	335,945
Hans Geyer	93,118	136,725	166,720	396,563
Paul Mercadante	97,000	205,088	270,920	573,008
William E. Mitchell	46,882	301,050	228,978	576,910
Ajay Shah	79,000	136,725	166,720	382,445
Clifton Thomas Weatherford	108,000	273,450	375,120	756,570

(1)	Certain retainers are pro-rated when a member of the Board of Directors is added or removed from a Committee position.

(2)	Reflects the grant date fair value of each stock option and restricted stock unit award computed in accordance with FASB ASC Topic 718. The assumption used in valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 25, 2011, filed with the Securities Exchange Commission on February 23, 2012. These amounts do not correspond to the actual value that will be realized by the directors.
(3)	Mr. Davis retired from the Board of Directors on May 31, 2011.

As of December 25, 2011, the aggregate number of shares of Class A Common Stock underlying stock options and restricted stock unit awards held by each of our independent directors were:

Name	Aggregate Number of Shares Underlying Stock Options	Aggregate Number of Shares Underlying Restricted Stock Unit Awards
Raymond Bingham	165,000	77,500
Keith Barnes	25,000	15,000
Eugene I. Davis	0	0
Hans Geyer	45,000	22,500
Paul Mercadante	72,500	31,250
William E. Mitchell	25,000	15,000
Ajay Shah	45,000	22,500
Clifton Thomas Weatherford	100,000	40,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial owners of more than five percent of the outstanding shares of Spansion Common Stock as of March 15, 2012. This information is based upon our records and other information available from outside sources. We are not aware of any other beneficial owner of more than five percent of any class of Spansion Common Stock. Except as otherwise indicated, to our knowledge, each person has sole investment and voting power with respect to the shares shown as beneficially owned.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percent of Class Beneficially Owned (1)
Funds affiliated with Silver Lake (2)	Class A	11,402,557	19.02%
2775 Sand Hill Road Suite 100 Menlo Park, CA 94025	Class B	1	100%

FMR LLC (3)(4)	Class A	6,283,432	10.49%
82 Devonshire Street Boston, MA 02109

BlackRock, Inc. (5)	Class A	3,913,750	6.53%
40 East 52nd Street New York, NY 10022

Ameriprise Financial, Inc. (6)	Class A	3,434,313	5.73%
145 Ameriprise Financial Center Minneapolis, MN 55474

(1)	Based on 59,921,980 shares of Class A Common Stock, including 6,697,295 remaining shares held in reserve for issuance upon settlement of allowed claims of certain unsecured creditors pursuant to our plan of reorganization, and one share of Class B Common Stock outstanding as of March 15, 2012. Calculated in accordance with the rules of the Securities Exchange Act of 1934, as amended.
(2)	Based on information provided by Silver Lake. The 11,402,557 shares shown in the table above are directly held and beneficially owned by SLS Spansion Holdings, LLC (SLS Spansion), Silver Lake Credit Fund, L.P. (the Credit Fund) and SL Capital Appreciation Fund, L.L.C. (the Cap Appreciation Fund). SLS Spansion holds 7,343,755 shares shown in the table above (shared voting power and shared dispositive power as to all shares). Silver Lake Sumeru Fund, L.P. (the Sumeru Fund) is the managing member of SLS Spansion, and Silver Lake Technology Investors Sumeru, L.P. (the Side Fund) is a member of SLS Spansion. Silver Lake Technology Associates Sumeru, L.P. (SLS Lower GP) is the general partner of each of the Sumeru Fund and the Side Fund. SLTA Sumeru (GP), L.L.C. (SLS Upper GP) is the general partner of SLS Lower GP. Although the Sumeru Fund, the Side Fund, SLS Lower GP and SLS Upper GP may be deemed to beneficially own the shares held by SLS Spansion by virtue of their relationship with SLS Spansion, each of them disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. The Credit Fund holds 3,760,766 shares shown in the table above (shared voting power and shared dispositive power as to all shares). Silver Lake Financial Associates, L.P. (SLF Lower GP) is the general partner of the Credit Fund. SLFA (GP), L.L.C. (SLF Upper GP) is the general partner of SLF Lower GP. Although SLF Lower GP and SLF Upper GP may be deemed to beneficially own the shares held by the Credit Fund by virtue of their relationship with the Credit Fund, each of them disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. The Cap Appreciation Fund holds 298,036 shares shown in the table above (shared voting power and shared dispositive power as to all shares). Silver Lake Group, L.L.C. (SLG) is the managing member of the Cap Appreciation Fund, SLS Upper GP and SLF Upper GP and, in such capacity, may be deemed to beneficially own the shares directly held by the Cap Appreciation Fund and indirectly owned by SLS Upper GP and SLF Upper GP. SLG, however, disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein.
(3)

Based on information set forth in Amendment No. 1 to Schedule 13G filed with the SEC on January 10, 2012. FMR LLC has sole voting power for 264,692 shares and sole dispositive power for 6,283,432 shares.

(4)	Edward C. Johnson 3d and FMR LLC have the power to direct the disposition of the securities held by Fidelity Management & Research Company.
(5)	Based on information set forth in the Schedule 13G filed with the SEC on February 9, 2012. BlackRock, Inc. has sole voting and sole dispositive power of the shares.
(6)	Based on information set forth in the Schedule 13G filed with the SEC on February 13, 2012 by Ameriprise Financial, Inc. (“AFI”) and Columbia Management Investment Advisers, LLC (“CMIA”) pursuant to a joint filing agreement. CMIA, a wholly-owned subsidiary of AFI, is an investment advisor and has shared voting power with AFI as to 1,485,810 shares and shared dispositive power with AFI as to 3,434,313 shares of our common stock. AFI, as the parent company of CMIA, may be deemed to beneficially own the shares reported herein by CMIA. Accordingly, the shares reported herein by AFI include the shares reported by CMIA. Each of AFI and CMIA disclaims beneficial ownership of any of these shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information known to us with respect to beneficial ownership of Spansion Class A Common Stock, as of March 15, 2012, for our current directors and the nominees for election as directors, each of our executive officers listed in the Fiscal 2011 Summary Compensation Table on page 39, and all of our directors and executive officers as a group. This ownership information is based upon information provided by the individuals.

Name	Shares Currently Owned	Shares Acquirable Currently or Within 60 Days	Aggregate Shares Beneficially Owned (1)	Percent of Class Beneficially Owned (1)(2)
John H. Kispert	104,040	753,820	857,860	1.4%
Raymond Bingham	26,041	91,458	117,499	*
Keith Barnes	2,500	7,500	10,000	*
Hans Geyer	10,625	25,207	35,832	*
Paul Mercadante (3)	14,478	40,104	54,582	*
William Mitchell	3,750	6,250	10,000	*
Ajay Shah (4)	10,625	25,207	35,832	*
Clifton Thomas Weatherford	18,333	54,999	73,332	*
Randy W. Furr	25,245	270,110	295,355	*
Scot A. Griffin	10,000	40,000	50,000	*
Jay Legenhausen	2,500	0	2,500	*
Ahmed Nawaz	0	0	0	*
James P. Reid	0	0	0	*
All directors and executive officers as a group (13 persons)	228,137	1,314,655	1,542,792	2.6%

*	Less than one percent.
(1)	The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any share which the individual has the right to acquire within 60 days of March 15, 2012, through the exercise of any stock option or the vesting of any restricted stock unit award. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(2)	Percent of class beneficially owned is based on 59,921,980 shares, including 6,697,295 remaining shares held in reserve for issuance upon settlement of allowed claims of certain unsecured creditors pursuant to our plan of reorganization, of Spansion Class A Common Stock outstanding as of March 15, 2012.
(3)	Mr. Mercadante is a managing director of SLS Lower GP and, as such, may be deemed to beneficially own the shares held by SLS Spansion (see Footnote 2 to the Security Ownership of Certain Beneficial Owners table on page 20). Mr. Mercadante, however, disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(4)	Mr. Shah is a managing member of SLS Upper GP and, as such, may be deemed to beneficially own the shares held by SLS Spansion (see Footnote 2 to the Security Ownership of Certain Beneficial Owners table on page 20). Mr. Shah, however, disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers (as defined under Section 16) and any persons holding more than ten percent of a registered class of equity securities to file reports of ownership and changes in ownership with the SEC. Their initial report must be filed using the SEC’s Form 3 and they must report subsequent stock purchases, sales, option exercises and other changes using the SEC’s Form 4, which must be filed within two business days of most transactions. In some cases, such as changes in ownership arising from gifts and inheritances, the SEC allows delayed reporting at year-end on the SEC’s Form 5. Officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a). We make the services of our legal department available to our officers and directors to assist them in meeting their filing obligations.

Based solely on our review of these reports and written representations from our directors and executive officers, we believe that during fiscal 2011, each of Spansion’s directors, executive officers and ten percent security-holders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE OFFICERS

Mr. John H. Kispert’s biography is included with the other members of the Board of Directors on page 6. Mr. Kispert served as an executive officer of Spansion at the time that we filed the voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code.

Randy W. Furr, age 57, has served as Spansion’s Executive Vice President and Chief Financial Officer since June 2009. Mr. Furr has 30 years of experience in the technology sector and is an experienced financial and operations executive. Most recently, Mr. Furr held senior executive positions as Executive Vice President and Chief Financial Officer at Magellan Navigation, Inc. from August 2008 to June 2009, and as Chief Operating Officer and Chief Financial Officer at Aliph, a consumer Bluetooth telephony device company, from April 2008 to August 2008. Prior to that, Mr. Furr was at Adobe Systems, Inc., where he served as Senior Vice President, Business Process Improvement from May 2007 to January 2008, as Senior Vice President and Interim Chief Information Officer from November 2006 to May 2007, and as Executive Vice President and Chief Financial Officer from May 2006 to November 2006. Before joining Adobe Systems, Inc., Mr. Furr spent 13 years at Sanmina-SCI Corporation, an electronics manufacturing services provider, where he served as President and Chief Operating Officer from 1996 to 2005 and as Executive Vice President and Chief Financial Officer from 1992 to 1996. Mr. Furr served as a director of Sanmina-SCI Corporation from 1998 until 2005. Mr. Furr holds a Bachelor of Business Administration degree from the University of Oklahoma and is a certified public accountant.

Scot A. Griffin, age 44, has served as Spansion’s Senior Vice President and General Counsel since March 2011. In November 2011, Mr. Griffin was also appointed Secretary for the Company. He is responsible for overseeing all legal activities, including commercial contract negotiation, litigation, corporate governance and securities compliance. Before joining Spansion, Mr. Griffin operated a consulting firm specializing in assisting clients to identify and build technology and intellectual property assets since May 2009. From November 2002 until 2009, Mr. Griffin held various senior executive positions at Tessera Technologies, Inc., most recently as Executive Vice President, Microelectronics. He also served as Senior Vice President and General Counsel of Tessera from November 2006 to May 2008. Before joining Tessera, Mr. Griffin was Group IP Counsel and IP Attorney at Intel Corporation from February 2000 to November 2002. Mr. Griffin was in the private practice of law from 1993 to 2000. Mr. Griffin holds a Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology and a Juris Doctorate degree from the University of California, Hastings College of the Law.

Jay Legenhausen, age 45, has served as Spansion’s Senior Vice President Worldwide Sales since June 2011. Mr. Legenhausen has over 20 years of sales experience in the semiconductor industry. Most recently, Mr. Legenhausen was Senior Vice President of Worldwide Sales for Actel, which became a division of Microsemi in 2010, since October 2007. Mr. Legenhausen served in various sales and engineering positions from 1990 to 2007 at Cypress Semiconductor, most recently as Vice President of Sales, Americas. Mr. Legenhausen holds a Bachelor of Science degree in Electrical Engineering from Rutgers University, a Master of Science degree in Electrical Engineering from the University of Wisconsin and a Masters of Business Administration degree from New York University.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis presents material information necessary to understand the objectives and policies of our compensation program for the following current and former executive officers of Spansion:

•	John H. Kispert, President and Chief Executive Officer

•	Randy W. Furr, Executive Vice President and Chief Financial Officer

•	Scot A. Griffin, Senior Vice President, General Counsel and Secretary

•	Jay Legenhausen, Senior Vice President, Worldwide Sales

•	Ahmed Nawaz, Former Executive Vice President, Wireless Solutions Group

•	James P. Reid, Former Executive Vice President, Sales and Marketing

Messrs. Griffin and Legenhausen began their employment with Spansion in March and June of 2011, respectively. Messrs. Reid and Nawaz resigned their employment from Spansion in May and November of 2011, respectively.

Throughout this discussion and in the subsequent tables, these individuals are referred to as the “Named Executive Officers” and the Compensation Committee of the Board of Directors is referred to as the “Compensation Committee.”

Business Highlights and Overview

On March 1, 2009, Spansion filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code (the “Chapter 11 Cases”). On April 16, 2010, we received confirmation of our Plan of Reorganization from the U.S. Bankruptcy Court, and on May 10, 2010, we emerged from the Chapter 11 Cases. Upon our emergence from the Chapter 11 Cases, all of our existing equity securities, including all shares of our Class A Common Stock and stock option awards to purchase shares of our Class A Common Stock, were cancelled. The Chapter 11 Cases have affected our compensation philosophy, strategy and programs for our employees, including our Named Executive Officers.

When Spansion emerged from the Chapter 11 Cases, the Compensation Committee required the establishment of aggressive and challenging financial performance objectives for Spansion. The main purpose in establishing these financial performance objectives was to ensure that Spansion was positioned to deliver strong performance for our stockholders. The Compensation Committee closely aligned Spansion’s compensation programs with these objectives, balancing both their desired achievement of the metrics and the need to attract, retain and motivate key executives. A key consideration by the Compensation Committee for 2011 compensation decisions was that the Named Executive Officers had no stock holdings prior to 2010 and received only one stock award in 2010.

Our performance targets for 2011, as defined in and tied directly to the Employee Incentive Plan (the EIP) and Long-Term Equity-Based Incentive Compensation Plan, were revenue (as defined in the EIP) of $1.20 billion and operating profit margin (as defined in the EIP) of 14.5 percent. The actual fiscal 2011 revenue (as defined in the EIP) was $1.0 billion and the operating profit margin (as defined in the EIP) was 9.9 percent. Spansion was unable to successfully execute on the challenging financial targets set for fiscal 2011 primarily due to the weak demand in the consumer end market attributable to macro global issues surrounding consumer confidence and spending, as well as weak demand from our wireless customers due to a product transition by chip set suppliers. As a result, the compensation of our Named Executives Officers for 2011 was well below our targeted compensation levels consistent with our pay for performance philosophy.

We believe that we emerged from the Chapter 11 Cases a stronger company than when we entered bankruptcy. While 2011 brought additional economic challenges for Spansion and the semiconductor industry in general, we believe we are well positioned to deliver strong performance for our stockholders and customers.

Impact of the Advisory Vote on Executive Compensation

Spansion provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At Spansion’s annual meeting of shareholders held in May 2011, 99.7% of our stockholders who voted their shares voted in favor of the say-on-pay proposal. The Compensation Committee believes this affirms stockholders’ support of Spansion’s approach to executive compensation therefore no changes to our approach were made for 2011. The Compensation Committee will continue to consider the outcome of Spansion’s say-on-pay votes and apply the same level of scrutiny and analysis when making future compensation decisions for named executive officers.

Roles and Responsibilities

The role of the Compensation Committee is to oversee Spansion’s compensation strategies and programs for our executive officers, including total compensation for the Named Executive Officers. The role of Spansion’s Human Resources team and management is to design Spansion’s executive compensation programs, policies and governance and make recommendations to the Compensation Committee regarding these matters. Management is responsible for, among other things:

•	Reviewing the effectiveness of the compensation programs, including competitiveness and alignment with Spansion’s objectives;

•	Recommending changes to compensation programs, as may be required, to ensure achievement of all program objectives;

•	Recommending salaries, bonuses and other awards for Named Executive Officers other than the Chief Executive Officer; and

•	Reviewing and making recommendations with respect to the adoption and approval of, or amendments to, company-wide incentive compensation plans.

The Board of Directors and the Compensation Committee are each authorized to engage its own independent advisors to provide advice on matters related to executive compensation and general compensation programs.

In October 2010, the Compensation Committee engaged Radford, an Aon Hewitt Consulting Company (“Radford”), as its independent compensation consultant for fiscal 2011. Radford reports directly to the Compensation Committee, which has the sole authority to direct Radford’s work. Radford has not performed and does not currently provide any services to management or Spansion, other than the services Radford provides to the Compensation Committee. Further, the Company purchases general salary and benefit surveys published by Radford. The Compensation Committee conducted a detailed review of various firms and their qualifications and selected Radford to advise on executive compensation matters given its expertise in the technology industry and its knowledge of our peer companies. Radford provided the following services as requested by the Compensation Committee:

•	Recommendations on composition of the peer group for 2011 and 2012;

•	Compensation data relating to executives at the selected companies in the peer group;

•	A comprehensive review of the total compensation arrangements for all of our executive officers;

•	Advice on our executive officers’ compensation; and

•	Advice on the equity program design, including analysis of equity mix, aggregate share usage and target grant levels.

All other analyses related to executive compensation for 2011 were conducted internally, relying primarily on data from Radford, which provides compensation and benefits data specializing in the technology sector. Internal analyses included gathering and analyzing data, and reviewing and advising on principal aspects of executive compensation. Base salaries and bonuses for executive officers were among the items reviewed based on market data provided by Radford.

Compensation Program Philosophy and Objectives

Spansion has a market-based, “pay for performance” compensation philosophy that is designed to both attract and retain talented Named Executive Officers while supporting our business strategy. In line with that philosophy, a significant percentage of the total potential compensation for the Named Executive Officers is performance-based. We do not have a pre-established policy or target for allocating between cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee periodically reviews relevant market data to determine the appropriate components of, and level for, the Named Executive Officers’ compensation.

The compensation program for the Named Executive Officers is designed to:

•	Recognize and reward executives for achieving both company and individual performance objectives in support of Spansion’s business strategy;

•	Provide competitive pay opportunities relative to the Compensation Peer Group (as defined below);

•	Align the respective interests of the Named Executive Officers and our stockholders through compensation that varies based on achievement of financial objectives; and

•	Maintain flexible pay programs that can be modified to respond to changes in competitive trends and Spansion’s business strategy and financial position.

Generally, we set compensation for the Named Executive Officers in the same manner used to set compensation for our other executives. Details regarding the specific compensation for each of our Named Executive Officers are set forth in the Fiscal 2011 Summary Compensation Table beginning on page 39.

In preparation for decisions regarding compensation actions for each of the Named Executive Officers for the upcoming year, the Compensation Committee considers each Named Executive Officer’s performance, contributions, role and responsibilities, leadership abilities, growth potential and compensation relative to peers within Spansion. The Compensation Committee also considers the competitive market for comparable executives in the Compensation Peer Group. Following this review, the Compensation Committee sets the compensation for the Chief Executive Officer and for the other Named Executive Officers, taking into consideration the Chief Executive Officer’s compensation recommendations for each of the other Named Executive Officers.

Competitive Market Data

Radford, as the Compensation Committee’s independent compensation consultant, made recommendations on a Compensation Peer Group for fiscal 2011. Similar to prior reviews, the Compensation Committee considered companies within the semiconductor industry that have revenue, number of employees, location and scope of international operations similar to Spansion. In general, companies with revenue between $700 million and $2.5 billion and between 1,300 and 6,000 employees were considered. Where companies fell outside of these parameters, they were included because the Compensation Committee considered them to be key competitors within our business and/or for our key talent. Based on this review, the Compensation Committee established the 2011 Compensation Peer Group as follows:

• Altera Corporation • Atheros Communications • Atmel Corporation • Cree, Inc • Cypress Semiconductor Corporation • Fairchild Semiconductor Corporation • International Rectifier	• Intersil Corporation • Linear Technology • LSI Corporation • Maxim Integrated Products • Microchip Technology • Micron Technology • National Semiconductor	• Omnivision Technologies • ON Semiconductor • RF Micro Devices • SanDisk Corporation • Skyworks Solutions • TriQuint Semiconductor • Xilinx, Inc.

Radford again made recommendations on a Compensation Peer Group for fiscal 2012. The Compensation Committee considered companies within the semiconductor industry that have revenue (generally between $500 million and $2.5 billion), number of employees (generally between 1,500 and 7,000), location and scope of international operations similar to Spansion. In addition, the scope was broadened to include a limited number of companies in the software and semiconductor equipment industries to better reflect our talent pool.

Based on this review, ten companies were removed from the fiscal 2011 Compensation Peer Group and seven companies were added. Atheros Communications, Cree, Inc., Fairchild Semiconductor Corporation, Linear Technology, Micron Technology, National Semiconductor, Omnivison Technologies, SanDisk Corporation, TriQuint Semiconductor and Xilinx were removed and Analog Devices, Cadence Design Systems, KLA Tencor, Mentor Graphics, Microsemi Corporation, PMC Sierra and Synopsys were added. Where companies fell outside of these parameters, they were considered key competitors within our business and/or for our key talent. Although Spansion is at the low end of the peers in terms of revenue, the Compensation Committee believed the group is reflective of the Company’s target market for key talent.

The Compensation Committee established the 2012 Compensation Peer Group as follows:

• Altera Corporation • Analog Devices • Atmel Corporation • Cadence Design Systems • Cypress Semiconductor Corporation • International Rectifier • Intersil • KLA Tencor • LSI Corporation	• Maxim Integrated Products • Mentor Graphics • Microchip Technologies • Microsemi Corporation • ON Semiconductor • PMC Sierra • RF Micro Devices • Skyworks Solutions • Synopsys

The Compensation Committee continues to periodically review and update the Compensation Peer Group, as appropriate.

Market Positioning

Total compensation for the Named Executive Officers, taking into consideration the market data primarily for the Compensation Peer Group for base salary, bonus and equity awards (total direct compensation), has historically been targeted between the 50th and 60th percentiles for compensation paid to similarly situated executives in the Compensation Peer Group. This remains the long-term market positioning objective. We set these targets slightly higher than the median compensation of executives in the Compensation Peer Group to better position Spansion to attract and retain highly qualified executive officers. For fiscal 2011, however, due to the recent emergence from Chapter 11 and the desire to ensure retention of our key executives to provide the leadership necessary to enable Spansion to meet its business goals, the Compensation Committee targeted total compensation near the 75th percentile. Fiscal 2011 equity awards were set at the 90th percentile for Messrs. Kispert and Furr and between the 50th and 75th percentile for other Named Executive Officers. The Compensation Committee also considered the negative impact on both recruitment and retention associated with a company that has filed for bankruptcy. Actual compensation may vary within a reasonable range of these targets based on additional factors, including current market conditions, corporate performance and individual performance.

Our incentive compensation, including cash and equity, is structured so that when our corporate performance meets or exceeds our established objectives Named Executive Officers have an opportunity to receive incentive compensation equal to or greater than comparable market targets. When our corporate performance does not meet our established objectives, Named Executive Officers receive incentive compensation that is generally below comparable market targets. However, to ensure that any payouts earned through the short-term and long-term incentive programs provide appropriate alignment between pay and performance, the Compensation Committee established aggressive financial performance targets.

Further details are provided below in the “Short-Term Performance-Based Incentive Compensation” and the “Long-Term Equity-Based Incentive Compensation” sections.

Performance Evaluations

We generally conduct performance evaluations of all Spansion employees, including our Named Executive Officers. Employees at the director level and below receive quarterly evaluations while employees at the senior director level and above receive annual evaluations. As part of the evaluation of Named Executive Officers, we consider a number of performance criteria, including among other things, each Named Executive Officer’s ability to:

•	Meet specific performance objectives;

•	Set the strategy and direction of his organization, consistent with Spansion’s overall objectives; and

•	Effectively lead their organizations.

The Chief Executive Officer evaluates the performance of each of the other Named Executive Officers, and presents the evaluations to the Compensation Committee for review and approval. The Compensation Committee performs an independent evaluation of the Chief Executive Officer’s performance with guidance from the independent compensation consultants.

2011 Executive Compensation Components

Spansion seeks to achieve the compensation program objectives, as provided in the “Compensation Program Philosophy and Objectives” section above through five principal compensation components:

•	Base salary;

•	Short-term performance-based incentive compensation;

•	Long-term equity-based incentive compensation;

•	Change of control agreements; and

•	Benefits.

The details of Spansion’s practices with respect to each of the components of the total rewards program are set forth below.

Base Salary

Spansion provides base salaries to compensate Named Executive Officers for services performed during the fiscal year. Each executive officer’s salary is intended to reflect the individual’s job responsibilities and value to Spansion in terms of expertise and performance, taking into account competitive market data and internal pay relationships. For our Named Executive Officers, base salaries generally were targeted between the 60th and 75th percentiles of base salaries paid to similarly situated individuals in the Compensation Peer Group. There were no increases in base salaries for any of our Named Executive Officers in 2011 because the salaries were at or above the stated targets.

Base salaries for the Named Executive Officers for 2011 are as follows. Further details can be found in the Summary Compensation Table on page 39.

Named Executive Officer (1)	Base Salary as of December 26, 2010 ($)	Base Salary as of December 25, 2011 ($)
John H. Kispert	900,000	900,000
Randy W. Furr	440,000	440,000
Scot A. Griffin	N/A	350,000
Jay Legenhausen	N/A	325,000
Ahmed Nawaz	409,275	N/A
James P. Reid	370,000	N/A

(1)	Messrs. Griffin and Legenhausen began their employment with Spansion in March and June of 2011, respectively. Messrs. Reid and Nawaz resigned their employment from Spansion in May and November of 2011, respectively.

Short-Term Performance-Based Incentive Compensation

Employee Incentive Plan

Objectives. Under the Employee Incentive Plan (“EIP”), cash incentive awards are paid contingent upon achievement of pre-established performance goals, which are generally set annually. The objectives of the EIP are to drive achievement of certain revenue and operating profit goals. When the objectives for both measures are achieved, the Named Executive Officers will be rewarded. The Compensation Committee established specific performance goals and set threshold, target and maximum performance levels for these goals based upon our Board-approved internal operating plan for fiscal 2011.

Target Annual Incentive Opportunity. The Compensation Committee also set the target annual cash incentive opportunity for fiscal 2011 (expressed as a percentage of base salary earned during the year) for each Named Executive Officer, based on the peer group data analysis conducted internally with guidance from the external compensation consultants. The targets for Messrs. Kispert and Furr were set above the 75th percentile and those for the other Named Executive Officers, between the 50th and 75th percentiles, consistent with our desire to retain these key executives and enable Spansion to meet its business goals and place more emphasis on variable pay. No changes to target annual incentive opportunities were made from 2010 to 2011 for our Named Executive Officers.

Performance Measures. The EIP provides the following formula for determining the fiscal 2011 cash incentive award for all Named Executive Officers, except the Chief Executive Officer, whose award is earned based solely on company performance.

Award = (Target Cash Incentive) x (Company Performance Multiplier) x (Individual Performance Modifier)

The formula in the EIP for determining the Chief Executive Officer’s fiscal 2010 cash incentive award is as follows:

Award = (Target Cash Incentive) x (Company Performance Multiplier)

In the above formulas:

•	Target Cash Incentive is base salary earned during the year multiplied by the Named Executive Officer’s cash target incentive percentage.

•

Company Performance Multiplier is Spansion’s percentage achievement of performance objectives (detailed below under Performance Objectives and 2011 Results). The Company Performance Multiplier ranges from 0 for achievement of results below the minimum objectives to 200 percent for achievement of results well above the minimum objectives. If any of the minimum objectives were not achieved, our Named Executive Officers would not have earned an annual cash incentive award for fiscal 2011. For achievement of results falling between the minimum, target and maximum objectives, a matrix provides for multipliers between 0% and 200% in alignment with the actual results.

•

Individual Performance Modifier is the Named Executive Officer’s achievement of his individual annual performance objectives, which were approved by the Compensation Committee, and ranges from 50 percent to 150 percent. The Named Executive Officers’ individual annual performance objectives for fiscal 2011 generally required contributions to: achievement of the corporate financial metrics (described below), introduction of new products, increased market share and achievement of improved customer satisfaction metrics. Although individual participants (other than the Chief Executive Officer) may earn up to 150 percent of the award based on their individual performance, the maximum amount fundable for all EIP participants during the plan period is equal to the aggregate of the Target Cash Incentive multiplied by the Company Performance Multiplier for all participants. Thus, the maximum award payable to any of the Named Executive Officers, excluding Mr. Kispert, is 300% of their target (e.g., Target x 200% x 150%). However, the sum of all awards is not to exceed 200% of the aggregate of the target awards for all participants, assuming maximum company performance is achieved.

Performance Objectives and 2011 Results. The Compensation Committee determined that the Named Executive Officers could earn an award under the EIP for fiscal 2011 only if Spansion achieved minimum revenue and operating profit margin objectives, as those measures are defined in the EIP. If Spansion exceeded the minimum revenue and operating profit margin objectives, the Named Executive Officers could earn larger awards. The Compensation Committee set the corporate and individual goals under the EIP for fiscal 2011 with the expectation that the goals could only be achieved with considerable effort and alignment on the part of the management team. Therefore, maximum awards would reflect exceptional performance by the management team. Spansion did not achieve its minimum objectives and therefore no EIP awards were earned for fiscal 2011.

Spansion’s 2011 minimum, target and maximum financial objectives, actual results, and corresponding Company Performance Multipliers for the EIP were as follows:

	Minimum	Target	Maximum	2011 Results
Revenue	$1.19B	$1.29B	$1.59B	$1.04B
Operating Margin %	13.5%	14.5%	17.5%	9.9%
Company Performance Multiplier	50%	100%	200%	0%

Fiscal 2011 Payouts. The target annual cash incentive opportunity amounts and actual cash incentive earned under the EIP for fiscal 2011 for each Named Executive Officer were as follows:

Named Executive Officer	Salary ($) (1)	Target Cash Incentive (%) (2)	Target Cash Incentive ($) (3)	Actual Award Amount ($) (4)
John H. Kispert	900,000	200	1,800,000	0
Randy W. Furr	440,000	125	550,000	0
Scot A. Griffin	274,050	60	164,430	0
Jay Legenhausen	162,500	60	97,500	0
Ahmed Nawaz (5)	N/A	N/A	N/A	N/A
James P. Reid (5)	N/A	N/A	N/A	N/A

(1)	Base salary earned during fiscal 2011 is shown. Messrs. Griffin’s and Legenhausen’s base salaries are prorated based on employment hire date.
(2)	Target cash incentive percentages approved by the Compensation Committee.
(3)	Target cash incentive amount is calculated based on base salary during fiscal 2011.
(4)	Determined using the EIP payout formula shown above.
(5)	Messrs. Reid and Nawaz were not eligible for an award because they resigned from Spansion in May and November of 2011, respectively.

Long-Term Equity-Based Incentive Compensation

Goals of Equity Compensation. A fundamental tenet of our compensation philosophy has been that equity participation by the Named Executive Officers creates a vital long-term partnership between the Named Executive Officers and our stockholders. We believe that equity-based compensation promotes equity ownership among the Named Executive Officers, drives performance toward the achievement of long-term stockholder value, provides balance to the awards provided under the EIP, and helps to promote the retention of the officers through vesting contingencies.

2010 Equity Incentive Award Plan. Upon Spansion’s emergence from the Chapter 11 Cases, the Board of Directors approved the 2010 Equity Incentive Award Plan (the “Stock Plan”). The fundamental tenet of this Stock Plan has not changed from the prior cancelled plans. We still believe that equity-based compensation promotes equity ownership among the Named Executive Officers, and drives performance toward the achievement of long-term stockholder value, which aligns the interests of the Named Executive Officers and our stockholders.

Types of Equity Compensation. The Compensation Committee, with input from management and our Chief Executive Officer, determined the mix of equity incentive awards to achieve the desired level of equity compensation and the desired performance and retention objectives. For fiscal 2011, the Compensation Committee determined that the appropriate equity mix, based on estimated grant date value, for our executive officers, including our Named Executive Officers, was approximately 65 percent stock options and 35 percent performance- and time- based restricted stock unit awards (“RSUs”). For the RSUs, a maximum of 50 percent will be subject to time-based vesting. The equity mix takes into consideration our Compensation Peer Group’s practices, while retaining a strong emphasis on corporate and individual performance (based on stock price appreciation for stock options, and the achievement of pre-established performance objectives for RSUs subject to performance-based vesting). Additional factors are indicated in the table below.

Type of Equity/Annual Award Value Allocation Percentage	Description	Objectives/Dilutive Effect	Vesting
Stock Options (65 percent)	Options to purchase Spansion Class A Common Stock with an exercise price equal to the closing market price of our Common Stock as reported on NYSE on the grant date; value to the Named Executive Officers depends on stock price appreciation above the exercise price	Provide strong reward for growth in our stock price, as the entire value of stock options depends on future stock price appreciation; provide a strong incentive for our Named Executive Officers to remain employed with us, as they require continuous employment while vesting; and have the highest relative dilutive effect	Vest 33 percent on the first anniversary of the grant date and then in equal monthly installments thereafter for the following two years

Time- and Performance-Based RSUs (35 percent)	Stock-settled RSUs subject to performance- and time-based vesting conditions; one-year performance period determines the total number of shares eligible to be earned, with significant benefits for overachievement and significant consequences for underachievement; No purchase cost to executive	Focus Named Executive Officers on annual performance goals supporting our corporate strategic plan while also providing a strong long-term performance and retention incentive, as they require continuous employment to vest; Provide moderate reward for growth in the stock price and use fewer shares than stock options, so less dilution	Vest over a four-year period, with 50 percent of the shares subject to performance goals in each of the four years commencing with the date of grant and a maximum of 50 percent of the shares subject to time-based vesting; If performance goals for the year of scheduled vesting are not met in that year, the unvested shares will be carried forward and will be forfeited if not earned by the last performance year; If performance is above target in a particular year, up to 150 percent of the shares may be accelerated; Shares carried forward from prior years will be utilized before shares are accelerated

Award Opportunity. The Compensation Committee set the target equity opportunity for each Named Executive Officer for fiscal 2011. The Compensation Committee’s decision to approve the 2011equity awards was based primarily on an analysis of the Compensation Peer Group data and the advice of Radford Associates. In addition, the Compensation Committee took into consideration that the Named Executive Officers had no stock holdings before 2010, had received only one stock award in 2010 and the desire to ensure retention of these key executives. In addition, they considered the Named Executive Officer’s role, responsibilities, performance against goals and expected contributions to Spansion.

2011 Equity Awards. The awards for Messrs. Kispert and Furr were set above the 90th percentile and those for the other Named Executive Officers, between the 50th and 75th percentiles, in alignment with our objectives stated above and to help ensure the leadership team was incented to perform by having a meaningful stake in the Company. Awards for Messrs. Griffin and Legenhausen were set pursuant to our new hire guidelines, generally targeting the 60th percentile; however, the final new hire awards are based on individual negotiations of employment terms during the new hire process. The table below displays the fiscal 2011 stock option and performance-based RSU awards for each Named Executive Officer:

Named Executive Officer	2011 Option Award (Shares)	2011 Performance RSU Award (Shares)
John H. Kispert	525,000	105,000
Randy W. Furr	200,000	55,000
Scot A. Griffin (1)	120,000	80,000
Jay Legenhausen (1)	80,000	20,000
Ahmed Nawaz (2)	45,000	10,000
James P. Reid (2)	82,000	25,000

(1)	Awards for Messrs. Griffin and Legenhausen are new hire awards.
(2)	The vesting of certain awards to Messrs. Nawaz and Reid were accelerated pursuant to their Separation Agreement and Release, described below.

Stock Option and Performance- and Time-Based RSU Vesting. Vesting of stock options is solely time-based, with 33 percent of the stock options vesting each year. The Compensation Committee determined that in order for the Named Executive Officers to earn greater than the time-based 50% of their performance-based RSUs for fiscal 2011, Spansion was required to achieve certain financial objectives. Similar to the EIP, a matrix reflecting the objectives was used to determine the vesting multiplier, which ranged from 50 percent for achievement of results at or below the minimum objectives to 150 percent for achievement of results well above the minimum objective. If any of the minimum objectives were not achieved, our Named Executive Officers would have earned solely the time-based 50 percent of the eligible shares. After the performance multiplier was determined, the amount of shares that vested under each Named Executive Officer RSU award for 2010 and 2011 was determined by multiplying 25 percent of the number of base shares of each Named Executive Officer’s RSU award by the performance multiplier.

Performance-Based RSU Objectives and 2011 Results. The Compensation Committee set the corporate goals for the performance-based RSUs for fiscal 2011 with the expectation that the goals could only be achieved with considerable effort and alignment on the part of the management team. Therefore, maximum awards would reflect exceptional performance by the management team. Spansion did not achieve its minimum objectives and therefore none of the performance-based RSUs were earned. Only 50% of the eligible shares (time-based) were earned for fiscal 2010 and 2011 awards.

Spansion’s 2011 minimum, target and maximum financial objectives (as defined in the EIP), actual results, and corresponding Performance RSU Multipliers, were as follows:

	Minimum		Target		Maximum		2011 Results
Revenue	$1.19	B	$1.29	B	$1.59	B	$1.04	B
Operating Margin %	13.5%		14.5%		17.5%		9.9%
Performance RSU Multiplier	50%		100%		150%		50%

2010 and 2011 Performance-Based RSU Award Vesting. The table below displays the January 31, 2012 performance-based RSU award vesting and carry forward of non-vested shares for both the 2010 and 2011 performance-based RSU awards based on fiscal 2011 performance. Messrs. Nawaz and Reid are not included in the table because their employment terminated in 2011.

Named Executive Officer	2011 Performance RSU Multiplier (%)	2010 Performance RSUs				2011 Performance RSUs
		Vesting on January 31, 2012 (Shares)	Vesting on January 31, 2012 ($) (1)	Unearned/ Carried Forward (Shares)	Unearned/ Carried Forward ($) (2)	Vesting on January 31, 2012 (Shares)	Vesting on January 31, 2012 ($) (1)	Unearned/ Carried Forward (Shares)	Unearned/ Carried Forward ($) (2)
John H. Kispert………	50	53,972	541,339	53,972	541,339	13,125	131,644	13,125	131,644
Randy W. Furr……….	50	26,986	270,670	26,986	270,670	6,875	68,956	6,875	68,956
Scot A. Griffin….……	50	N/A		N/A		10,000	100,300	10,000	100.300
Jay Legenhausen……	50	N/A		N/A		2,500	25,075	2,500	25,075

(1)	The value of the shares vested is calculated using the stock closing price of $10.03 on January 31, 2012.
(2)	The value of shares carried forward is calculated using the stock closing price of $10.03 on January 31, 2012.

2010 Retention Awards

In order to ensure that Spansion retained key employees during the first year following emergence from the Chapter 11 Cases, in part due to the cancellation of Spansion’s stock program while the Chapter 11 Cases were pending, the Compensation Committee approved a cash-based retention award program in 2010. Awards were paid in two equal installments in November 2010 and May 2011, as long as the participants remained actively employed by Spansion and performance remained at acceptable levels. The Compensation Committee determined that based upon the number of shares reserved for issuance under the 2010 Equity Incentive Award Plan (the Stock Plan) at the time the Company emerged from bankruptcy, the projected equity award burn rate for Spansion and the need to retain Named Executive Officers and other key employees, the total stock-based award target for each Named Executive Officer would be reduced by approximately 32% and the portion of it related to the reduction in stock options would be reallocated to a special cash incentive program consisting of a retention bonus award payable in two equal installments. Approximately 90% of the reduction was made to the target stock option award and approximately 10% to the target restricted stock unit award in order to maximize the value of the equity component of the incentive while staying within the limitations of the Stock Plan. The final retention bonus award amount was determined using a value of approximately $3.00 for each share by which the stock option grants were reduced based upon management’s estimate of the value of the stock options in April 2010. November 2010 and May 2011 were chosen as the payment dates for the retention bonus awards in order to encourage strong performance from employees during the first year following emergence, at which point the Compensation Committee expected to reinstitute annual equity grants to act as an incentive and retention tool. The second and final installment of the award was paid on May 6, 2011. The awards for our Named Executive Officers are shown in the table below:

Named Executive Officer	May 2011 Payment ($)
John H. Kispert	868,171
Randy W. Furr	434,085
Scot A. Griffin	N/A
Jay Legenhausen	N/A
Ahmed Nawaz	232,954
James P. Reid	241,866

Change of Control Agreements

The Compensation Committee recognizes that from time to time Spansion may consider potential transactions that could result in a change of control of the ownership and management of Spansion. Therefore, the Compensation Committee determined that it is in the best interests of Spansion and its stockholders to provide the Named Executive Officers with an incentive in the form of certain benefits to maintain their focus and dedication to Spansion notwithstanding a possible transaction that could result in a change of control. Generally, change of control benefits for our Named Executive Officers are in the form of enhanced severance benefits as described for each of our Named Executive Officers below under the heading “Agreements with Executive Officers.”

Our Named Executive Officers entered into change of control severance agreements as follows: Messrs. Kispert and Furr in May of 2010; Mr. Nawaz in August of 2011; and Messrs. Griffin and Legenhausen in November of 2011. Under these double-trigger change of control severance agreements, the individuals will be entitled to receive a cash severance payment equal to 12-24 months base salary, accelerated vesting of all outstanding unvested equity awards, and payment of health coverage (medical, dental and vision) for 12-24 months. Cash severance payments under the change of control severance agreements are to be paid in lump sum no later than 60 days after the effective date of the employment termination.

Additional details regarding our change of control severance agreements are set forth in the discussion under “Termination in Connection With a Change of Control” on page 43 and the tables that follow the discussion.

Benefits

Retirement Savings Plan. The Spansion Retirement Savings Plan (the “401(k) Plan”) is a tax-qualified 401(k) plan to which all U.S. employees may contribute on a before-tax basis up to the lesser of 89 percent of eligible pay or the contribution limit prescribed by the Internal Revenue Code. Depending upon Spansion’s performance against revenue and profit objectives, Spansion contributes to each employee’s 401(k) account $0.50 on each $1 of pay deferred by employees under the 401(k) Plan. Assuming Spansion meets its stated financial goals, the maximum Spansion contribution is three percent of the employee’s eligible pay or $11,000, whichever is less. Should Spansion’s performance reach maximum levels, the Spansion contribution increases to up to six percent of the employee’s eligible pay. Spansion will determine whether a match is payable, and will fund the match on an annual basis during the first quarter of the following year. No performance-based match was paid for the 401(k) Plan for fiscal 2011.

Spansion also has a Roth 401(k) component to the Plan. Employees may contribute to either the 401(k) or the Roth 401(k), or both, up to the annual IRS maximum limit for the year. All contributions to the 401(k) Plan, including Spansion’s matching contributions, are fully vested at the time the contribution is made.

Life, Accidental Death and Dismemberment (AD&D) and Long-Term Disability Insurance. We provide the Named Executive Officers who are employed in the U.S. with life and AD&D insurance such that the executive officer’s beneficiary will receive a death benefit of up to three times the executive’s annual salary, up to a maximum of $3 million per plan. In addition, the Named Executive Officers are eligible to participate in our voluntary supplemental life and AD&D plans, and our Executive Long-Term Disability Plan, which pays up to $20,000 a month if an executive is unable to work due to a disability.

Health and Welfare and Other Benefits. Spansion offers health and welfare benefits, in accordance with applicable local regulations and competitive practice, to employees in all of the countries in which we operate. During fiscal 2011, the Named Executive Officers were eligible to participate in those plans offered in their respective work locations. In 2010, Spansion discontinued the vacation benefit for our U.S. executives. Residual vacation balances will be exhausted over time, with any balance paid out at termination. No adjustments to salary were made as a result of the elimination of these plans. We may offer relocation benefits to employees when their job requires relocation. In the event that an executive officer voluntarily terminates his or her employment, additional benefits may be provided based on the circumstances of the termination as discussed on page 42 under

“Potential Payments upon Termination, a Change of Control or Other Events.” Named Executive Officers who are terminated may be required to repay to Spansion a portion of any relocation benefits, sign-on bonus or retention bonus, depending on the terms of their agreement with Spansion.

Stock Trading Restrictions

Spansion generally prohibits Board members, Named Executive Officers and employees from engaging in short-term or speculative transactions in Spansion stock, including short sales, transactions in put options and hedging transactions. Spansion has also implemented equity compensation grant procedures that are intended to comply with evolving best practices.

Tax and Accounting Implications

$1 Million Deduction Limit. Section 162(m) of the Internal Revenue Code generally limits a tax deduction to public corporations for certain executive compensation in excess of $1 million per fiscal year. Certain types of compensation are deductible only if performance criteria are approved by stockholders. The Compensation Committee will endeavor to structure compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. While the Compensation Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, certain compensation paid by Spansion in the future may not be fully deductible under Section 162(m). Equity awards granted to the Chief Executive Officer and certain other Named Executive Officers in fiscal 2011 are not intended to be deductible.

Accounting for Equity-Based Compensation. Spansion accounts for equity-based awards in accordance with the requirements of FASB ASC Topic 718, “Compensation-Stock Compensation.”

Impact of Section 409A. Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is Spansion’s intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Internal Revenue Code. To avoid adverse 409A impact, Spansion does not intend to grant stock options to U.S. employees with an exercise price less than the fair market value of Spansion’s Class A Common Stock on the date of grant.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Keith Barnes

Raymond Bingham

Ajay Shah

Fiscal 2011 Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal year ended December 25, 2011. No defined benefit pension plan was offered to the Named Executive Officers in fiscal 2011.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (5)	Total ($)
John H. Kispert	2011	882,692	868,171	2,087,400	4,824,908	—	1,320	8,664,491
President and Chief Executive Officer	2010	865,385	868,171	4,537,955	4,045,295	3,550,000	1,560	13,868,366
	2009	796,155	—	—	—	—	8,400	804,555

Randy W. Furr	2011	433,231	434,085	1,093,400	1,838,060	—	872	3,799,648
Executive Vice President and Chief Financial Officer	2010	440,000	434,085	2,268,983	2,022,647	711,700	6,700	5,884,115
	2009	220,000	—	—	—	115,500	515	336,015

Scot A. Griffin (6)	2011	266,539	—	1,480,800	1,015,692	—	694	2,763,725
Senior Vice President, General Counsel and Secretary

Jay Legenhausen (7)	2011	162,500	—	363,600	683,408	—	644	1,210,152
Senior Vice President, Worldwide Sales

Ahmed Nawaz (8)	2011	362,051	232,954	198,800	413,564	—	247,368	1,454,737
Former Executive Vice President, Wireless Solutions Group	2010	409,275	232,954	1,210,121	1,085,468	550,248	7,530	3,495,596
	2009	440,758	—	—	—	159,163	6,069	605,990

James P. Reid (9)	2011	149,067	241,866	497,000	753,605	—	196,086	1,837,624
Former Executive Vice President, Sales and Marketing	2010	295,961	241,866	1,310,965	1,126,989	237,611	573	3,213,965

(1)	The amounts shown in the Salary column reflect 52 weeks of salary in fiscal 2009 and 2010. For 2011, the full salary is not reflected because of unpaid time off taken during the fiscal year.
(2)	The amounts shown for 2011 reflect the second payment of the 2010 Retention Award.
(3)	The amounts shown in the Stock Awards column reflect the aggregate grant date fair value for stock awards granted during the fiscal years ended December 26, 2010 and December 25, 2011. No Stock Awards were granted in the fiscal year ended December 27, 2009. The grant date fair values are computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these columns, see notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 25, 2011, filed with the Securities Exchange Commission on February 23, 2012. The actual value, if any, that an executive may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, thus there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown. If performance is above target in a particular year, up to 150 percent of base shares may be accelerated but total shares vested over the four-year period cannot exceed the original grant; therefore, the grant date fair value of the award assuming the highest level of performance conditions will be achieved is the amount that is included in the table.
(4)

The amounts shown in the Option Awards column reflect the aggregate grant date fair value for non-qualified stock option awards granted during the fiscal years ended December 26, 2010 and December 25, 2011. No Option Awards were granted in the fiscal year ended December 27, 2009. The grant date fair values are computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these columns, see notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 25, 2011, filed with the Securities Exchange Commission on February 23, 2012. The actual value, if any, that an executive may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, and upon the excess of the stock price over the exercise price, if any, on the date the award is exercised, thus there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown.
(5)	The amounts shown in the All Other Compensation column include the following:
•	Life insurance premiums in fiscal 2011 for Messrs. Kispert, Furr, Griffin, Legenhausen, Nawaz and Reid of $1,320, $872, $694, $644, $558 and $282, respectively.
•	Payment of Mr. Nawaz’ severance in the amount of $237,694 pursuant to his Separation Agreement and Release described below and accrued but unused vacation time in the amount of $9,116.
•	Payment of Mr. Reid’s severance in the amount of $195,744 pursuant to his Separation Agreement and Release described below and accrued but unused vacation time in the amount of $60.
(6)	Mr. Griffin began his employment with Spansion on March 16, 2011.
(7)	Mr. Legenhausen began his employment with Spansion on June 27, 2011.
(8)	Mr. Nawaz resigned as Executive Vice President, Wireless Solutions Group effective November 11, 2011.
(9)	Mr. Reid resigned as Executive Vice President, Sales and Marketing effective May 20, 2011.

Grants of Plan-Based Awards for Fiscal 2011

The table below summarizes all grants of plan-based awards to all Named Executive Officers during fiscal 2011, which ended on December 25, 2011. The stock options and the unvested portion of the restricted stock unit awards identified in the table below are also reported in the Summary Compensation Table on page 39 and in the Outstanding Equity Awards at Fiscal 2011 Year-End Table on page 41.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (3)(4)			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#) (6)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (7)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John H. Kispert	—	900,000	1,800,000	3,600,000
	1/31/2011	—	—	—				—	525,000	19.88	4,824,908
	1/31/2011	—	—	—		52,500		52,500	—		2,087,400
Randy W. Furr	—	275,000	550,000	1,100,000
	1/31/2011	—	—	—				—	200,000	19.88	1,838,060
	1/31/2011	—	—	—		27,500		27,500	—		1,093,400
Scot A. Griffin	—	82,215	164,430	328,860
	4/27/2011	—	—	—				—	120,000	18.51	1,015,692
	4/27/2011	—	—	—		40,000		40,000	—		1,480,800
Jay Legenhausen	—	48,750	97,500	195,000
	7/15/2011	—	—	—				—	80,000	18.51	683,408
	7/29/2011	—	—	—		10,000		10,000	—		363,600
Ahmed Nawaz	—	163,710	327,420	654,840
	1/31/2011	—	—	—				—	45,000	19.88	413,564
	1/31/2011	—	—	—		5,000		5,000	—		198,800
James P. Reid	—	148,000	296,000	592,000
	1/31/2011	—	—	—				—	82,000	19.88	753,605
	1/31/2011	—	—	—		12,500		12,500	—		497,000

(1)	Reflect the threshold, target and maximum target bonus amounts for fiscal 2011, as described in “Compensation Discussion and Analysis—Short-Term Performance-Based Incentive Compensation.” Actual amounts awarded under the EIP for fiscal year 2011 are reflected in the “Fiscal 2011 Summary Compensation Table” in this Proxy Statement.
(2)	For Messrs. Kispert, Furr, Nawaz and Reid includes: threshold, target and maximum EIP award. For Messrs. Griffin and Legenhausen includes: threshold, target and maximum EIP pro-rated based on date of hire.
(3)	Reflect the target and maximum performance-based portion of the RSUs for fiscal 2011, as described in “Compensation Discussion and Analysis—Long-Term Equity-Based Incentive Compensation.” The restricted stock unit awards vest over a four-year period, with 25 percent of each target award (base shares) subject to performance goals in each of the four fiscal years commencing with the date of grant, with a minimum of 50 percent of base shares vesting over a four-year period. If performance goals are not met in a particular year, the shares will be carried forward and will be forfeited if not earned by the last performance year. If performance is above target in a particular year, up to 150 percent of base shares may be accelerated. Shares carried forward from prior years will be utilized before shares are accelerated. See “Compensation Discussion and Analysis-Long-Term Equity-Based Incentive Compensation” for additional discussion related to the restricted stock unit awards.
(4)	Awards for Messrs. Griffin and Legenhausen reflect their new hire grants.
(5)	Reflect the time-based portion of the RSUs for fiscal 2011, as described in “Compensation Discussion and Analysis—Long-Term Equity-Based Incentive Compensation.”
(6)	The stock options vest over a three-year period with one-third of the shares vesting on the anniversary date of the date of grant, and the remaining shares vesting in equal installments over the remaining 24 months.
(7)	Reflects the grant date fair value of each stock option and restricted stock unit award computed in accordance with FASB ASC Topic 718. The assumption used in valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 25, 2011, filed with the Securities Exchange Commission on February 23, 2012. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.

Outstanding Equity Awards at Fiscal 2011 Year-End

The table below summarizes the outstanding Spansion equity awards held by Named Executive Officers at the end of fiscal 2011. Messrs. Nawaz and Reid do not appear in the table because their employment terminated before fiscal year end. The vesting of certain of their equity awards were accelerated to their termination date, as described below in “Agreements with Executive Officers.” Any other equity awards held by Messrs. Nawaz and Reid were cancelled upon their termination.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Name	Exercisable	Unexercisable
John H. Kispert	423,597	379,009	(4)	$10.51	05/10/2017	161,916	1,258,087	161,916	1,258,087
	—	525,000	(5)	$19.88	01/31/2018	52,500	407,925	52,500	407,925
Randy W. Furr	131,041	189,505	(4)	$10.51	05/10/2017	80,958	629,044	80,958	629,044
	—	200,000	(5)	$19.88	01/31/2018	27,500	213,675	27,500	213,675
Scot Griffin	—	120,000	(6)	$18.51	04/27/2018	40,000	310,800	40,000	310,800
Jay Legenhausen	—	80,000	(7)	$18.51	07/15/2018	10,000	77,700	10,000	77,700

(1)	Each restricted stock unit represents a contingent right to receive one share of Spansion Class A Common Stock. There is no exercise price.

(2)	This restricted stock unit award vests over a four-year period, with 25 percent of each target award (base shares) subject to performance goals in each of the four fiscal years commencing with the date of grant, with a minimum of 50 percent of base shares vesting over a four-year period. If performance goals are not met in a particular year, the shares will be carried forward and will be forfeited if not earned by the last performance year. If performance is above target in a particular year, up to 150 percent of base shares may be accelerated. Shares carried forward from prior years will be utilized before shares are accelerated.
(3)	Based on closing price of $7.77 of Spansion Class A Common Stock on December 23, 2011, the last business day of fiscal 2011.
(4)	This stock option vests over a three-year period with one-third of the shares vesting on May 10, 2011, and the remaining shares vesting in equal monthly installments over the remaining 24 months.
(5)	This stock option vests over a three-year period with one-third of the shares vesting on January 31, 2012, and the remaining shares vesting in equal monthly installments over the remaining 24 months.
(6)	This stock option vests over a three-year period with one-third of the shares vesting on April 27, 2012, and the remaining shares vesting in equal monthly installments over the remaining 24 months.
(7)	This stock option vests over a three-year period with one-third of the shares vesting on July 15, 2012, and the remaining shares vesting in equal monthly installments over the remaining 24 months.

Option Exercises and Stock Vested for Fiscal 2011

The table below summarizes the Spansion stock option award exercises and restricted stock units vested by Named Executive Officers during fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
John H. Kispert	—	—	107,943	2,145,907
Randy W. Furr	80,757	752,853	53,972	1,072,963
Scot Griffin	—	—	—	—
Jay Legenhausen	—	—	—	—
Ahmed Nawaz	89,733	809,509	44,428	731,179
James P. Reid	94,033	940,670	31,183	619,918

(1)	The value realized is calculated by multiplying the number of underlying shares by the market price of the shares upon exercise of the stock options net of the exercise price of the stock options.
(2)	The value realized equals the fair market value of Spansion Class A Common Stock on the vesting date, as measured by the closing price on that date, multiplied by the number of shares that vested, in accordance with the terms of the 2010 Equity Incentive Award Plan.

Potential Payments upon Termination, a Change of Control or Other Events

Following is a general discussion of the compensation available to our Named Executive Officers in the event an executive’s employment terminates. The actual payments can be determined only at the time of the executive’s separation from Spansion. For purposes of illustration, however, tables below reflect the compensation Spansion would have provided to the Named Executive Officers had their employments terminated effective December 25, 2011. No table is presented for Messrs. Nawaz and Reid because their employment terminated in November and May, respectively, of 2011, and the severance benefits paid to them are detailed in “Agreements with Executive Officers,” below.

Termination for Any Reason

When employment terminates for any reason, each Named Executive Officer is entitled to receive compensation earned during the time the executive was employed. Such compensation includes:

•	Compensation earned during the fiscal year;

•	Vested equity awards issued under any Spansion equity plan pursuant to the applicable terms and conditions of each award;

•	Benefits accrued under Spansion’s Retirement Savings Plan; and

•	Accrued unused vacation pay.

Termination Due to Death

In the event employment termination is due to death, in addition to compensation listed above under “Termination for Any Reason,” each Named Executive Officer’s beneficiary receives all or a pro-rata portion of the payment he or she would otherwise have been entitled to receive under the short-term incentive plans, as long as the Named Executive Officer was an active participant in the plan for at least six months of the plan year, life insurance benefits, and if eligible, a survivor income benefit.

Involuntary Termination in Connection with a Reduction in Force

In the event employment termination is involuntary due to a reduction in force, in addition to any compensation due under “Termination for Any Reason” listed above, each Named Executive Officer receives a lump sum severance payment equivalent to two weeks of base salary plus one week of base salary for each year of completed service. In addition, COBRA medical coverage, dental coverage, vision coverage and Employee Assistance Plan are provided by Spansion during the severance period.

Termination in Connection With a Change of Control

In 2010, the Board of Directors approved a form of double-trigger change of control severance agreement for Messrs. Kispert and Furr (the “CEO and CFO Agreement”) and the Compensation Committee approved a second form of double-trigger change of control agreement for other Named Executive Officers (the “Other Executive Agreement,” together with the CEO and CFO Agreement, the “COC Agreements”) that would provide an incentive to executive officers for their continued service up to and after a change of control.

Under the CEO and CFO Agreement, if within 12 months following a change of control (as described below), the executive’s employment was terminated by Spansion or its successor other than for Cause (as defined in the CEO and CFO Agreement) or by reason of death or disability, or if the officer terminated employment for Good Reason (as defined in the CEO and CFO Agreement), in addition to the compensation listed above under the heading “Termination of Employment for Any Reason,” the following would have occurred:

•	The executive officer would have received a lump sum payment equal to the executive’s monthly base salary immediately prior to employment termination multiplied by 24;

•	Acceleration of all unvested equity granted to the executive officer under any Spansion equity incentive plan and held by the executive at the termination date; and

•	Payment of premiums incurred by the executive and the executive’s dependents for medical and dental COBRA continuation coverage as of the termination date, and ending 24 months thereafter.

Under the Other Executive Agreements, if, within 120 days prior to the occurrence of a Change of Control or within 12 months following the occurrence of a change of control, the executive’s employment is terminated involuntarily by Spansion other than for Cause (as defined in the Other Executive Agreements) or by the Executive pursuant to a voluntary termination for Good Reason (as defined in the Other Executive Agreements), in addition to the compensation listed above under the heading “Termination of Employment for Any Reason,” the following would have occurred:

•	The executive officer would have received a lump sum payment equal to the executive’s monthly base salary immediately prior to employment termination multiplied by 12;

•	Acceleration of all unvested equity granted to the executive officer under any Spansion equity incentive plan and held by the executive at the termination date; and

•

Payment of premiums incurred by the executive and the executive’s dependents for medical and dental COBRA continuation coverage as of the termination date, and ending 12 months from the termination date.

Generally, under the COC Agreements, a change of control is conclusively presumed to have occurred on:

•

The closing of a business combination (such as a merger or consolidation) of Spansion with any other corporation or other type of business entity (such as a limited liability company), other than a business combination consummated in connection with Spansion’s emergence from bankruptcy or which would result in the voting securities of Spansion outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the total voting power represented by the voting securities of Spansion or such controlling surviving entity outstanding immediately after such business combination; or

•

The sale, lease, exchange or other transfer or disposition by Spansion of all or substantially all (more than seventy percent) of Spansion’s assets by value, other than in connection with Spansion’s liquidation or dissolution as a result of its bankruptcy; or

•

An acquisition of any Spansion voting securities by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent or more of the combined voting power of Spansion’s then outstanding voting securities, other than any such acquisition arising out of Spansion’s emergence from bankruptcy.

In the event that the severance payments and benefits payable under the COC Agreements trigger excise taxation under Sections 280G and 4999 of the Internal Revenue Code, the severance will be either (1) paid in full, or (2) reduced so the Named Executive Officer is not subject to excise taxation, whichever results in the Named Executive Officer’s receipt of the greatest after–tax severance amount. The COC Agreements do not include any tax gross-up provisions, whether in connection with the Sections 280G and 4999 of the Internal Revenue Code, or otherwise.

Pursuant to the COC Agreements, each executive agrees to a continuing obligation of confidentiality, a two-year period of non-solicitation of the Company or its affiliates’ employees or customers and an obligation not to take any action or publish any statement that disparages in any way the Company or current or former employees or affiliates.

The forms of the COC Agreements have been filed with the SEC.

Agreements with Executive Officers

John H. Kispert

On February 2, 2009, the Board appointed Mr. Kispert as our President and Chief Executive Officer. In addition, the Board appointed Mr. Kispert to serve as a Class III member of the Board of Directors (as a Class A director). On February 12, 2009, we entered into an employment offer letter (with Mr. Kispert, pursuant to which he is entitled to compensation of $75,000 per month and we paid Mr. Kispert a nonrefundable advance of four months’ salary. Mr. Kispert also (i) receives benefits, including medical, dental, life and disability coverage; and (ii) may participate in our 401(k) retirement savings plan as long as such a plan remains generally available to Spansion. In addition, Mr. Kispert was entitled to a bonus of $1.75 million upon the U.S. Bankruptcy Court’s confirmation of the Plan of Reorganization (which occurred on April 16, 2010), and the $1.75 million bonus was paid to Mr. Kispert on May 28, 2010.

Randy W. Furr

On June 4, 2009, we entered into an employment offer letter (the “Furr Offer Letter”) with Mr. Furr in connection with his appointment as Spansion’s Executive Vice President and Chief Financial Officer, effective as of June 29, 2009. Pursuant to the Furr Offer Letter, Mr. Furr is entitled to compensation of $36,667 per month. Mr. Furr also (i) receives benefits, including medical, dental, life and disability coverage; (ii) participate in Spansion’s 401(k) retirement savings plan; and (iii) may participate in any executive incentive plan that we adopt. The Furr Offer Letter provided Mr. Furr with a target bonus opportunity in Spansion’s executive incentive plan. The Furr Offer Letter’s bonus provisions were superseded by the incentive programs adopted by Spansion upon its emergence from bankruptcy. In May 2010, we entered into a change of control severance agreement with Mr. Furr described below.

Scot A. Griffin

We entered into an employment offer letter (the “Griffin Offer Letter”) with Mr. Griffin in connection with his hire as Senior Vice President and General Counsel, effective as of March 16, 2011. Pursuant to the Griffin Offer Letter, Mr. Griffin is entitled to compensation of $350,000 annually. Mr. Griffin also (i) is eligible to participate in the EIP with a target bonus opportunity of 60% of his annual base salary and (ii) receives benefits, including medical, dental, life and disability coverage. The Griffin Offer Letter also provided that Mr. Griffin would be recommended for a grant of 80,000 performance based restricted stock units and a stock option grant of 120,000 shares, which were granted in April 2011 . In November of 2011, we entered into a change of control severance agreement with Mr. Griffin described below.

Jay Legenhausen

We entered into an employment offer letter (the “Legenhausen Offer Letter”) with Mr. Legenhausen in connection with his hire as Senior Vice President of sales, effective as of June 27, 2011. Pursuant to the Legenhausen Offer Letter, Mr. Legenhausen is entitled to compensation of $325,000 annually. Mr. Legenhausen also (i) is eligible to participate in the EIP with a target bonus opportunity of 60% of his annual base salary and (ii) receives benefits, including medical, dental, life and disability coverage. The Legenhausen Offer Letter also provided that Mr. Legenhausen would be recommended for a grant of 20,000 performance based restricted stock units and a stock option grant of 80,000 shares, which were granted in July 2011. In November of 2011, we entered into a change of control severance agreement with Mr. Legenhausen described below.

Ahmed Nawaz

On October 24, 2011, we entered into a Separation Agreement and Release (the “Nawaz Agreement”) with Mr. Nawaz. Mr. Nawaz’ last day of employment with the Company was November 11, 2011 (the “Nawaz Termination Date”). Under the Nawaz Agreement, Mr. Nawaz will continue to receive his base salary and the Company will pay COBRA premiums for continuation of Mr. Nawaz’ health insurance for seven months following the Nawaz Termination Date. In addition, the Company accelerated the vesting of 61,876 shares of stock subject to unvested stock options and 15,643 restricted stock units held by Mr. Nawaz. Mr. Nawaz released any and all claims against the Company.

James P. Reid

On May 27, 2011, we entered into a Separation Agreement and Release (the “Reid Agreement”) with Mr. Reid. Mr. Reid’s employment with the Company terminated on May 20, 2011 (the “Reid Termination Date”). Under the terms of the Agreement, Mr. Reid will continue to receive his base salary and the Company will pay COBRA premiums for continuation of Mr. Reid’s health insurance for six months following the Reid Termination Date. In addition, the Company agreed to accelerate the vesting of 30,000 shares of stock subject to unvested stock options held by Mr. Reid. Mr. Reid released any and all claims against the Company.

The following tables show the potential payments that would have been made to each of the Named Executive Officers, other than Messrs. Nawaz and Reid, if their respective employment with us had terminated as of December 25, 2011.

John H. Kispert

Executive Benefits and Payments Upon Termination as of December 25, 2011	Voluntary Termination	Involuntary Not for Cause Termination (Reduction in Force)		For Cause Termination	Involuntary or for Good Reason Following Change of Control Within 12 Months		Death
Compensation:
Base Salary	—	$69,231	(1)	—	$1,800,000	(2)	—
Short-term Incentive	—	—		—	—		—
Long-term Incentive
Stock Options—Unvested and Accelerated	—	—		—	—		—
Restricted Stock Units—Unvested and Accelerated	—	—		—	$3,332,019	(3)	—
Benefits:
Post-Employment Health Insurance (COBRA)	—	$1,936		—	$46,464	(4)	—
Life Insurance Proceeds	—	—		—	—		$2,000,000
Survivor Income Benefit	—	—		—	—		$4,000
Accrued Vacation Pay	$5,582	$5,582		$5,582	$5,582		$5,582

(1)	Mr. Kispert was eligible to receive 4 weeks of severance pay as described under “Involuntary Termination in Connection with a Reduction in Force” above.
(2)	Mr. Kispert was eligible to receive 24 months of salary upon termination as described under “Termination in Connection with a Change of Control” above.
(3)	Equity value is calculated based on the fair market value of $7.77 on December 23, 2011, which was the last business day of fiscal 2011.
(4)	Mr. Kispert was eligible for 24 months of post-employment health care coverage.

Randy W. Furr

Executive Benefits and Payments Upon Termination as of December 25, 2011	Voluntary Termination	Involuntary Not for Cause Termination (Reduction in Force)		For Cause Termination	Involuntary or for Good Reason Following Change of Control Within 12 Months		Death
Compensation:
Base Salary	—	$33,846	(1)	—	$880,000	(2)	—
Short-term Incentive	—	—		—	—		—
Long-term Incentive
Stock Options—Unvested and Accelerated	—	—		—	—		—
Restricted Stock Units—Unvested and Accelerated	—	—		—	$1,685,437	(3)	—
Benefits:
Post-Employment Health Insurance (COBRA)	—	$999		—	$23,976	(4)	—
Life Insurance Proceeds	—	—		—	—		$1,321,000
Survivor Income Benefit	—	—		—	—		$4,000
Accrued Vacation Pay	—	—		—	—		—

(1)	Mr. Furr was eligible to receive 4 weeks of severance pay as described under “Involuntary Termination in Connection with a Reduction in Force” above.
(2)	Mr. Furr was eligible to receive 24 months of salary upon termination as described under “Termination in Connection with a Change of Control” above.
(3)	Equity value is calculated based on the fair market value of $7.77 on December 23, 2011, which was the last business day of fiscal 2011.
(4)	Mr. Furr was eligible for 24 months of post-employment health care coverage.

Scot A. Griffin

Executive Benefits and Payments Upon Termination as of December 25, 2011	Voluntary Termination	Involuntary Not for Cause Termination (Reduction in Force)		For Cause Termination	Involuntary or for Good Reason Following Change of Control Within 12 Months		Death
Compensation:
Base Salary	—	$13,462	(1)	—	$350,000	(2)	—
Short-term Incentive	—	—		—	—		—
Long-term Incentive
Stock Options—Unvested and Accelerated	—	—		—	—		—
Restricted Stock Units—Unvested and Accelerated	—	—		—	$621,600	(3)	—
Benefits:
Post-Employment Health Insurance (COBRA)	—	$1,579		—	$18,948	(4)	—
Life Insurance Proceeds	—	—		—	—		$1,051,000
Survivor Income Benefit	—	—		—	—		$4,000
Accrued Vacation Pay	—	—		—	—		—

(1)	Mr. Griffin was eligible to receive 2 weeks of severance pay as described under “Involuntary Termination in Connection with a Reduction in Force” above.
(2)	Mr. Griffin was eligible to receive 12 months of salary upon termination as described under “Termination in Connection with a Change of Control” above.
(3)	Equity value is calculated based on the fair market value of $7.77 on December 23, 2011, which was the last business day of fiscal 2011.
(4)	Mr. Griffin was eligible for 12 months of post-employment health care coverage.

Jay Legenhausen

Executive Benefits and Payments Upon Termination as of December 25, 2011	Voluntary Termination	Involuntary Not for Cause Termination (Reduction in Force)		For Cause Termination	Involuntary or for Good Reason Following Change of Control Within 12 Months		Death
Compensation:
Base Salary	—	$12,500	(1)	—	$325,000	(2)	—
Short-term Incentive	—	—		—	—		—
Long-term Incentive
Stock Options—Unvested and Accelerated	—	—		—	—		—
Restricted Stock Units—Unvested and Accelerated	—	—		—	$155,400	(3)	—
Benefits:
Post-Employment Health Insurance (COBRA)	—	$1,936		—	$23,232	(4)	—
Life Insurance Proceeds	—	—		—	—		$975,000
Survivor Income Benefit	—	—		—	—		$4,000
Accrued Vacation Pay	—	—		—	—		—

(1)	Mr. Legenhausen was eligible to receive 2 weeks of severance pay as described under “Involuntary Termination in Connection with a Reduction in Force” above.
(2)	Mr. Legenhausen was eligible to receive 12 months of salary upon termination as described under “Termination in Connection with a Change of Control” above.
(3)	Equity value is calculated based on the fair market value of $7.77 on December 23, 2011, which was the last business day of fiscal 2011.
(4)	Mr. Legenhausen was eligible for 12 months of post-employment health care coverage.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance under Spansion’s 2010 Equity Incentive Award Plan as of December 25, 2011.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	7,408,785	(1)	14.9875	2,150,354	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	7,408,785			2,150,354

(1)	Includes 4,295,794 shares issuable upon exercise of outstanding stock options and 3,112,991 shares issuable upon vesting of outstanding restricted stock units.
(2)	The 2010 Equity Incentive Award Plan contains a provision that provides for automatic increases to the authorized number of shares to occur on January 1 of each year equal to the least of 7,000,000 shares or a percentage of the shares outstanding as follows: 6 percent on January 2, 2012; 4.5 percent on January 1, 2013; and 3.5 percent thereafter. Does not include the increase of 3,560,245 shares that occurred on January 2, 2012, pursuant to the Plan’s automatic increase provision.

ITEM 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting your advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion in this Proxy Statement. This non-binding advisory vote is commonly referred to as a “say on pay” vote.

Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity and strategic value of the position, while endeavoring to promote long-term retention, motivation and alignment with the long-term interests of Spansion’s stockholders. We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 25 of this Proxy Statement for additional details on Spansion’s executive compensation, including Spansion’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2011.

We are committed to having strong governance standards with respect to our compensation program, procedures and practices. Pursuant to our commitment to strong governance standards, the Compensation Committee is comprised solely of independent directors. The Compensation Committee retains an independent compensation consultant to provide it with advice and guidance on Spansion’s executive compensation program design and to evaluate our executive compensation. The Compensation Committee oversees and periodically assesses the risks associated with our company-wide compensation structure, policies and programs to determine whether such programs encourage excessive risk taking. We generally prohibit Board members, named executive officers and employees from engaging in short-term or speculative transactions in Spansion stock, including short sales, transactions in put options and hedging transactions. We have implemented equity compensation grant procedures that are intended to comply with evolving best practices. Our change of control agreements are double-trigger agreements and do not provide for excise tax gross ups of severance amounts. Further, we do not provide executives with perquisites that are not provided to all employees.

The Board of Directors has determined to hold a “say on pay” advisory vote every year. In accordance with the determination and Secction 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Spansion Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers. Unless the Board of Directors modifies its determination on the frequency of future “say on pay” advisory votes, the next “say on pay” advisory vote will be held at the 2013 annual meeting of stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our current fiscal year. Our current fiscal year began on December 26, 2011 and will end on December 30, 2012. Unless you indicate otherwise, your proxy will vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

The Audit Committee appoints the independent registered public accounting firm annually. In 2010, the Audit Committee conducted a competitive process to select a firm to serve as our independent registered public accounting firm. The Audit Committee invited several firms to participate in the process, including Ernst & Young LLP, our independent registered public accounting firm since 2005. As a result of this process and after careful deliberation, on May 14, 2010, the Audit Committee approved the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2010 and the dismissal of Ernst & Young LLP from that role.

Ernst & Young LLP’s audit report on the financial statements of Spansion for the fiscal years ended December 27, 2009 and December 28, 2008 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that Spansion’s audited financial statements included in its annual reports on Form 10-K for the fiscal years ended December 27, 2009 and December 28, 2008 contained an explanatory paragraph expressing substantial doubt about Spansion’s ability to continue as a going concern.

During Spansion’s two most recent fiscal years and any subsequent interim period preceding the dismissal of Ernst & Young LLP, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

During Spansion’s two most recent fiscal years and any subsequent interim period preceding the dismissal of Ernst & Young, there have been no reportable events of the type required to be disclosed by Item 304(a)(1)(v) of Regulation S-K.

During Spansion’s two most recent fiscal years and in any subsequent interim period prior to the engagement of PricewaterhouseCoopers LLP, neither Spansion, nor anyone on Spansion’s behalf, consulted with PricewaterhouseCoopers LLP on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, Spansion provided Ernst & Young LLP with a copy of the disclosures made in our Current Report on Form 8-K (the “Form 8-K”), which was filed with the SEC on May 20, 2010, and requested that Ernst & Young LLP furnish a letter addressed to the SEC stating whether it agrees with the statements made by Spansion and, if not, stating the respects in which it does not agree. A copy of the letter from Ernst & Young LLP confirming its agreement with certain of Spansion’s disclosures and stating its lack of a basis on which to agree or disagree with other disclosures was filed as Exhibit 16.1 to the Form 8-K and incorporated by reference therein.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Spansion and its stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. He or she will also be available to respond to appropriate questions from stockholders. A representative of Ernst & Young LLP is not expected to be available at the Annual Meeting.

Audit Committee Pre-Approval Policy

The Audit Committee has established a pre-approval policy for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee, subject to certain restrictions. The pre-approval policy identifies the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the auditors to audit Spansion’s financial statements is not impaired. Under the pre-approval policy, the Audit Committee pre-approves all audit and non-audit services not prohibited by law to be provided by the independent registered public accounting firm. Such pre-approval authority for non-audit services may be delegated by the Audit Committee to one or more of its members. Any pre-approval decisions must be consistent with the guidelines and fee levels or budgeted amounts established annually by the Audit Committee, provided that the member or members to whom such authority is delegated shall report any pre-approval decisions to the full Audit Committee at its next regular meeting. Any proposed services exceeding the fee levels or budgeted amounts established by the Audit Committee must be specifically approved by the Audit Committee. In fiscal 2011, PricewaterhouseCoopers LLP served as our independent auditors.

Service Fees Paid to the Independent Registered Public Accounting Firm

Audit Fees. Audit fees of Ernst & Young LLP during fiscal 2010 and PricewaterhouseCoopers LLP during fiscal 2010 and 2011 were associated with the annual audit of our consolidated financial statements, statutory audits required internationally, and fees related to other regulatory filings. Audit fees for fiscal 2010 and fiscal 2011 included fees related to PricewaterhouseCoopers LLP’s audit of the effectiveness of Spansion’s internal controls pursuant to Section 404 of the Sarbanes-Oxley Act. Audit fees for fiscal 2010 were approximately $1.1 million. Audit fees for fiscal 2011 were approximately $1.6 million.

Audit-Related Fees. PricewaterhouseCoopers LLP did not render audit-related services in fiscal 2010. Therefore, no audit-related fees were paid in fiscal 2010. Audit-related fees paid to PricewaterhouseCoopers LLP were $0.1 million for fiscal 2011.

Tax Fees. Tax fees paid to PricewaterhouseCoopers LLP were approximately $0.2 million for fiscal 2010 and $0.8 million for fiscal 2011.

All Other Fees. There were no other fees paid to PricewaterhouseCoopers LLC for fiscal 2011. Other fees paid to PricewaterhouseCoopers LLP were approximately $.2 million for fiscal 2010.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE CURRENT FISCAL YEAR.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Audit Committee has adopted a written policy for approval of transactions between Spansion and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. Some of the transactions described in this proxy statement were approved by the Board of Directors before this policy was adopted.

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of Spansion;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Spansion than terms that could have been reached with an unrelated third party;

•	the purpose, and the potential benefits to Spansion, of the transaction; and

•

any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve or ratify certain transactions. A summary of any new transactions pre-approved or ratified by the Chair is provided to the full Audit Committee for its review in connection with its next scheduled Audit Committee meeting.

The Audit Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Such pre-approved transactions include:

•	employment of executive officers, subject to certain conditions;

•	any compensation paid to a director if the compensation is required to be reported in Spansion’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC;

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by Spansion to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

•

any transaction where the related person’s interest arises solely from the ownership of Spansion’s Class A Common Stock and all holders of Spansion’s Class A Common Stock received the same benefit on a pro rata basis.

A summary of new transactions covered by the standing pre-approvals described above is provided to the Audit Committee for its review at each regularly schedule Audit Committee meeting.

Claims Agent Agreement

On May 7, 2010, we entered into a Claims Agent Agreement with PIRINATE Consulting Group, LLC, a privately-held consulting firm, pursuant to which PIRINATE performs claims agent services in connection with the resolution of certain claims resulting from the Chapter 11 Cases and described in the Plan of Reorganization. Upon execution of the Claims Agent Agreement, we paid to PIRINATE a $750,000 retainer for the performance of the duties and responsibilities of claims agent set forth in the Plan of Reorganization and Claims Agent Agreement. Pursuant to the Claims Agent Agreement, PIRINATE is entitled to (i) a monthly fee equal to $15,000, and (ii) an incentive fee equal to between $25,000 and $400,000 depending on the final aggregate amount of the claims administered by PIRINATE. The Claims Agent Agreement terminates in accordance with the terms of the Plan of Reorganization. Mr. Eugene I. Davis, who served as a member of our Board of Directors until May 31, 2011, is the Chairman and Chief Executive Officer of PIRINATE. In fiscal 2011, PIRINATE earned approximately $180,840.

Bankruptcy Claim Purchase

On April 30, 2011, Spansion LLC, a wholly owned subsidiary of the Company, entered into a Purchase Agreement (the “Agreement”) with SL Capital Appreciation Fund, L.L.C., Silver Lake Sumeru Fund, L.P. and Silver Lake Credit Fund, L.P. (collectively, the “Sellers”) to purchase all rights (the “Assigned Rights”) with respect to certain claims against Spansion under the Chapter 11 Cases held by the Sellers. The aggregate purchase price paid by Spansion for the Assigned Rights was approximately $29.0 million. Messrs. Ajay Shah and Paul Mercadante, who are members of the Board of Directors, are each Managing Directors of Silver Lake Sumeru, an entity which is affiliated with the Sellers. Both Messrs. Shah and Mercadante recused themselves from voting when the Board of Directors approved entering into the Agreement.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report will not be incorporated by reference into any such filings, nor will it be deemed to be soliciting material or deemed filed with the SEC under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed Spansion’s audited financial statements for the fiscal year ended December 25, 2011, with Spansion management and PricewaterhouseCoopers LLP, Spansion’s independent registered public accounting firm. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of Spansion’s accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee.

The Audit Committee also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Spansion’s Annual Report on Form 10-K for the fiscal year ended December 25, 2011 for filing with the SEC.

AUDIT COMMITTEE

Clifton Thomas Weatherford, Chair
Hans Geyer
Paul Mercadante

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Spansion’s Annual Report on Form 10-K, which includes Spansion’s audited financial statements for the fiscal year ended December 25, 2011, has accompanied or preceded this proxy statement. You may also access a copy of Spansion’s Annual Report on Form 10-K in the Investor Relations section of www.spansion.com. Upon your request, we will provide, without any charge, a copy of any of Spansion’s filings with the SEC. Requests should be directed to Spansion’s Corporate Secretary at Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088 or by email to Corporate.Secretary@spansion.com.

Spansion is a registered trademark of Spansion Inc. Other product and company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

SPANSION™

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_______________

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DESIGNATION (IF ANY)
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Admission Ticket

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Electronic Voting Instructions

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

Vote by telephone

Annual Meeting Proxy Card

1234 5678 9012 345

1. Election of Class A Directors:

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B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on May 11, 2012.

Vote by Internet

• Go to www.investorvote.com/code

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

A

Change of Address — Please print new address below.

Proposals — The Board of Directors recommends a vote FOR the nominees and FOR Proposals 2 and 3.

1. Election of Class A Directors: For Withhold

For Withhold

01—Hans Geyer

02—Clifton T. Weatherford

2. Advisory vote on executive compensation.

For Against Abstain

3. Ratification of the appointment of PricewaterhouseCoopers

LLP as the independent registered public accounting firm for the current fiscal year.

For Against Abstain

Change of Address — Please print new address below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Spansion Inc.

2012 Annual Meeting of Stockholders

May 11, 2012

8:00 a.m. Pacific Time

915 DeGuigne Drive

Sunnyvale, CA 94085

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

Proxy — Spansion Inc. Class A Common Stock

ANNUAL MEETING OF STOCKHOLDERS — MAY 11, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Randy W. Furr and Scot A. Griffin, or either of them, with full power of substitution, attorneys and proxies to represent and to vote all shares of Class A Common Stock of Spansion Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at

915 DeGuigne Drive, Sunnyvale, California, on Friday, the 11th day of May 2012, at 8:00 a.m., Pacific Time and at any and all adjournments or postponements thereof, on the matters listed on the reverse side which are set forth in the Proxy Statement accompanying the Notice of Meeting, receipt of which is hereby acknowledged.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, it will be voted FOR the election of the Nominees, FOR Proposals 2 and 3, and, in the discretion of the proxyholders, on other matters that may be properly presented at the meeting. The undersigned may revoke this Proxy at any time prior to its exercise or may attend the meeting and vote in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE OR VOTE

BY TELEPHONE OR INTERNET.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE